UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

Filed by the Registrant ☒	Filed by a party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12
OKTA, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Okta, Inc., 100 First Street, Suite 600
San Francisco, California 94105
May 10, 2022
Dear Okta Stockholder:
I am pleased to invite you to attend the 2022 Annual Meeting of Stockholders of Okta, Inc. to be held on June 21, 2022, at 9:00 a.m. Pacific Time. The Annual Meeting will be held virtually via a live interactive audio webcast on the internet. You will be able to listen, vote and submit your questions at virtualshareholdermeeting.com/OKTA2022 during the meeting.
Details regarding the meeting and the business to be conducted are more fully described in the accompanying Notice of 2022 Annual Meeting of Stockholders and Proxy Statement. We encourage you to vote at our Annual Meeting and any adjournments, continuations or postponements of our Annual Meeting if you were a stockholder as of the close of business on April 25, 2022.
Thank you for your ongoing support of Okta.
Sincerely,
Todd McKinnon
Chairperson of the Board of Directors and
Chief Executive Officer

YOUR VOTE IS IMPORTANT
On or about May 10, 2022, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement for our 2022 Annual Meeting of Stockholders and our 2022 Annual Report on Form 10-K. The Notice provides instructions on how to vote online or by telephone and explains how to receive a paper copy of proxy materials by mail. This Proxy Statement and our 2022 Annual Report can be accessed online at www.proxyvote.com using the control number located on the Notice, on your proxy card, or in the instructions that accompanied your proxy materials. Our 2022 Annual Report and Proxy Statement are also available on our investor relations website at investor.okta.com.
Even if you plan to attend the Annual Meeting, please ensure that your shares are voted by signing and returning a proxy card or by using our internet or telephonic voting system.

Okta, Inc., 100 First Street, Suite 600
San Francisco, California 94105

Notice of 2022 Annual Meeting of Stockholders
Notice is hereby given that Okta, Inc. will hold its 2022 Annual Meeting of Stockholders on June 21, 2022, at 9:00 a.m. Pacific Time via a live interactive audio webcast on the internet. You will be able to listen, vote and submit your questions at virtualshareholdermeeting.com/OKTA2022 during the meeting. We are holding the Annual Meeting for the following purposes, which are more fully described in the accompanying proxy statement:

June 21, 2022
•To elect three Class II directors to hold office until the 2025 Annual Meeting of Stockholders or until their successors are duly elected and qualified;
•To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2023;
•To conduct an advisory non-binding vote to approve the compensation of our named executive officers; and
•To transact any other business that properly comes before the Annual Meeting (including adjournments, continuations and postponements thereof).

9:00 a.m. Pacific Time
virtualshareholdermeeting.com/OKTA2022

Our board of directors recommends that you vote “FOR” the director nominees named in Proposal One, “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm as described in Proposal Two, and “FOR” the approval, on an advisory non-binding basis, of the compensation of our named executive officers as described in Proposal Three.
We have elected to provide access to our Annual Meeting materials, which include the proxy statement for our 2022 Annual Meeting of Stockholders accompanying this notice, in lieu of mailing printed copies. On or about May 10, 2022, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our Proxy Statement and our 2022 Annual Report on Form 10-K. The Notice provides instructions on how to vote online or by telephone and explains how you can request a paper copy of the proxy materials. Our Proxy Statement and our 2022 Annual Report can be accessed online at www.proxyvote.com using the control number located on your Notice, on your proxy card, or in the instructions that accompanied your proxy materials.
Only stockholders of record as of the close of business on April 25, 2022 are entitled to notice of and to vote at the Annual Meeting.

By Order of the Board of Directors,

Jonathan T. Runyan
General Counsel and Corporate Secretary
San Francisco, California May 10, 2022

Okta, Inc., 100 First Street, Suite 600
San Francisco, California 94105

Proxy Statement for the 2022 Annual Meeting of Stockholders – Table of Contents

Okta, Inc., 100 First Street, Suite 600
San Francisco, California 94105

General Information
Our board of directors solicits your proxy on our behalf for the 2022 Annual Meeting of Stockholders and at any adjournment, continuation or postponement of the Annual Meeting for the purposes set forth in this Proxy Statement for our 2022 Annual Meeting of Stockholders and the accompanying Notice of 2022 Annual Meeting of Stockholders. The Annual Meeting will be held virtually via a live interactive audio webcast on the internet on June 21, 2022, at 9:00 a.m. Pacific Time. On or about May 10, 2022, we mailed our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this Proxy Statement and our 2022 Annual Report on Form 10-K. If you held shares of our Class A or Class B common stock as of the close of business on April 25, 2022, you are invited to attend the meeting at virtualshareholdermeeting.com/OKTA2022 and to vote on the proposals described in this Proxy Statement.
In this Proxy Statement, the terms “Okta,” “the company,” “we,” “us” and “our” refer to Okta, Inc. and its subsidiaries. The mailing address of our principal executive offices is Okta, Inc., 100 First Street, Suite 600, San Francisco, California 94105.

June 21, 2022
9:00 a.m. Pacific Time
virtualshareholdermeeting.com/OKTA2022

How can I attend the Annual Meeting online?

We will host our Annual Meeting via live webcast only. We believe that hosting a virtual meeting will facilitate stockholder attendance and participation at our Annual Meeting by enabling stockholders to participate from any location around the world. We have designed the virtual meeting to provide the same rights and opportunities to participate as stockholders would have at an in-person meeting, including the right to listen, vote and ask questions during the meeting through the virtual meeting platform. Any stockholder can attend the Annual Meeting live online at virtualshareholdermeeting.com/OKTA2022. The webcast will start at 9:00 a.m. Pacific Time on June 21, 2022. To attend the Annual Meeting, you will need the 16-digit control number that is located on your Notice, on your proxy card, or in the instructions accompanying your proxy materials. Instructions on how to participate in the Annual Meeting are also posted online at www.proxyvote.com.
What matters are being voted on at the Annual Meeting?

You will be voting on:
•The election of three Class II directors to serve until the 2025 Annual Meeting of Stockholders or until their successors are duly elected and qualified;
•A proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2023;
•A proposal to approve, on an advisory non-binding basis, the compensation of our named executive officers; and
•Any other business as may properly come before the Annual Meeting.

Okta, Inc.	2022 Proxy Statement	1

General Information
How does the board of directors recommend that I vote on these proposals?

Our board recommends a vote:
•“FOR” the election of Jeff Epstein, J. Frederic Kerrest and Rebecca Saeger as Class II directors;
•“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2023; and
•“FOR” the approval, on an advisory non-binding basis, of the compensation of our named executive officers, as disclosed in this Proxy Statement.
Who is entitled to vote?

Holders of either class of our common stock as of the close of business on April 25, 2022, the record date for our Annual Meeting (the “Record Date”), may vote at the Annual Meeting.
As of the Record Date, there were 150,748,176 shares of our Class A common stock and 6,976,203 shares of our Class B common stock outstanding. Our Class A common stock and Class B common stock are collectively referred to in this Proxy Statement as our “common stock.” Our Class A common stock and Class B common stock will vote as a single class on all matters described in this Proxy Statement. Stockholders are not permitted to cumulate votes with respect to the election of directors. Each share of Class A common stock is entitled to one vote on each proposal and each share of Class B common stock is entitled to 10 votes on each proposal.
Registered Stockholders. If shares of our common stock are registered directly in your name with our transfer agent, Computershare, you are considered the “stockholder of record” with respect to those shares. As the stockholder of record, you have the right to vote online, by telephone, or—if you receive paper proxy materials by mail—by filling out and returning the proxy card.
Street Name Stockholders. If shares of our common stock are held on your behalf in a brokerage account or by a bank or other nominee, you are considered to be the beneficial owner of shares that are held in “street name” (i.e., a “street name stockholder”) and the Notice was forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee as to how to vote your shares. If you are a beneficial owner, you may attend the Annual Meeting. However, since a beneficial owner is not the stockholder of record, you may not vote your shares of our common stock at the Annual Meeting unless you request and obtain a valid proxy from the organization that holds your shares giving you the right to vote at the meeting. If you request a printed copy of our proxy materials by mail, your broker, bank or other nominee will provide a voting instruction form for you to use.
What is the quorum requirement?

A quorum is the minimum number of shares required to be present to properly hold an Annual Meeting of Stockholders and conduct business under our bylaws and Delaware law. The presence, in person or by proxy, of a majority of the voting power of all issued and outstanding shares of our common stock entitled to vote on the Record Date will constitute a quorum at the Annual Meeting. Abstentions, withhold

2	2022 Proxy Statement	Okta, Inc.

General Information
votes and broker non-votes are counted as shares present and entitled to vote for the purposes of determining a quorum.
How many votes are needed for the approval of each proposal?

Proposal One. The election of directors requires a plurality of the voting power of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. “Plurality” means that the nominees who receive the largest number of votes cast “For” such nominees are elected as directors. As a result, any shares not voted “For” a particular nominee (whether as a result of stockholder abstention or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election. You may vote “For” or “Withhold” on each of the nominees for election as a director.
Proposal Two. The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending January 31, 2023 requires the affirmative vote of a majority of the voting power of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon. Abstentions are considered shares present in person and entitled to vote on this proposal, and thus, will have the same effect as a vote “Against” this proposal. Broker non-votes will have no effect on the outcome of this proposal.
Proposal Three. The approval of the compensation of our named executive officers requires the affirmative vote of a majority of the voting power of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will have the same effect as a vote “Against” this proposal. Broker non-votes will have no effect on the outcome of this proposal. Because brokers have discretionary authority to vote on this proposal, we do not expect any broker non-votes.
How do I vote?

If you are a stockholder of record, there are four ways to vote:

By Internet Vote at www.proxyvote.com until 11:59 p.m. Eastern Time on June 20, 2022 (have your Notice or proxy card in hand when you visit the website).	By Telephone Vote toll-free at 1-800-690-6903 until 11:59 p.m. Eastern Time on June 20, 2022 (have your Notice or proxy card in hand when you call).

By Mail Vote by completing and mailing your proxy card (if you received printed proxy materials).	During the Meeting Instructions on how to attend and vote at the Annual Meeting are described at virtualshareholdermeeting.com/OKTA2022.
In order to be counted, proxies submitted by telephone or internet must be received by 11:59 p.m. Eastern Time on June 20, 2022. Proxies submitted by U.S. mail must be received before the start of the Annual Meeting.
If you are a street name stockholder, please follow the instructions from your broker, bank or other nominee to vote by internet, telephone or mail. You may not

Okta, Inc.	2022 Proxy Statement	3

General Information
vote during the Annual Meeting unless you receive a legal proxy from your broker, bank or other nominee.
Can I change my vote?

Yes. If you are a stockholder of record, you can change your vote or revoke your proxy by:
•notifying our Corporate Secretary, in writing, at Okta, Inc., 100 First Street, Suite 600, San Francisco, California 94105 before the vote is counted;
•voting again using the telephone or internet before 11:59 p.m. Eastern Time on June 20, 2022 (your latest telephone or internet proxy is the one that will be counted); or
•attending and voting during the Annual Meeting.
Simply logging into the Annual Meeting will not, by itself, revoke your proxy.
If you are a street name stockholder, you may revoke any prior voting instructions by contacting your broker, bank or other nominee.
What is the effect of giving a proxy?

Proxies are solicited by and on behalf of our board. Todd McKinnon, J. Frederic Kerrest, Brett Tighe and Jonathan T. Runyan have been designated as proxy holders by our board. If your proxy is properly granted, your shares represented by such proxy will be voted at the Annual Meeting in accordance with your instructions. If you do not give specific instructions, your shares will be voted in accordance with the recommendations of our board as described above. If any matters not described in this Proxy Statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote the shares. If the Annual Meeting is adjourned, continued or postponed, the proxy holders can vote your shares on the new Annual Meeting date as well, unless you revoke your proxy instructions, as described above.
What is the effect of abstentions and broker non-votes?

Votes withheld from any nominee, abstentions and “broker non-votes” (i.e., where a broker has not received voting instructions from the beneficial owner and for which the broker does not have discretionary power to vote on a particular matter) are counted as present for purposes of determining the presence of a quorum, but otherwise have no effect on the election of directors. Abstentions have the same effect as a vote “Against” (i) the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2023 and (ii) the advisory non-binding approval of the compensation of our named executive officers.
Brokerage firms and other intermediaries holding shares of our common stock in street name for their customers are generally required to vote such shares in the manner directed by their customers. If you do not give timely voting instructions, your broker will have discretion to vote your shares on the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm but will not have discretion to vote on any other proposals, including the election of directors (even if not contested).
Where can I find the voting results of the Annual Meeting?

We will announce preliminary results at the Annual Meeting. We will disclose final results by filing a Current Report on Form 8-K within four business days after the

4	2022 Proxy Statement	Okta, Inc.

General Information
Annual Meeting. If final results are not available at that time, we will provide preliminary voting results in the Current Report on Form 8-K and then provide the final results in an amendment to that Current Report as soon as they become available.
How are proxies solicited for the Annual Meeting?

Our board is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending our proxy materials to their customers who are beneficial owners of our common stock. In addition, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Our directors and employees will not be paid any additional compensation for soliciting proxies. We have engaged the services of Innisfree M&A Incorporated, a professional proxy solicitation firm, to help us solicit proxies from stockholders, including certain brokers, trustees, nominees and other institutional owners, for a fee of approximately $25,000 plus costs and expenses.
Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?

In accordance with the rules of the U.S. Securities and Exchange Commission (the “SEC”), we have elected to furnish our proxy materials, including this Proxy Statement and our 2022 Annual Report, primarily online. On or about May 10, 2022, we mailed our stockholders a Notice that contains instructions on how to access our proxy materials electronically, how to vote at the meeting and how to request printed copies of the proxy materials and 2022 Annual Report. The Notice explains how you can request to receive all future proxy materials in printed form by mail or electronically by email. We encourage stockholders to access our proxy materials online to help reduce the environmental impact of our annual meetings.
I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy?

As permitted by the SEC, we have adopted a procedure called “householding.” Under this procedure, we deliver a single copy of the Notice and, if applicable, our proxy materials to multiple stockholders who share the same address, unless we have received contrary instructions from one or more of such stockholders. Householding reduces our printing costs, mailing costs and fees, as well as our environmental impact. Stockholders who participate in householding will continue to be able to access and receive individual proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, our proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these materials. To receive a separate copy, or if you are receiving multiple copies and wish to participate in householding, please contact us at our principal office address:
Okta, Inc.
Attention: Investor Relations
100 First Street, Suite 600
San Francisco, California 94105
(415) 604-3346
Street name stockholders may contact their broker, bank or other nominee to request information about householding.

Okta, Inc.	2022 Proxy Statement	5

General Information
What is the deadline to propose actions for consideration at next year’s Annual Meeting of Stockholders or to nominate individuals to serve as directors?

Stockholder Proposals
Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at next year’s Annual Meeting of Stockholders by submitting their proposals in writing to our Corporate Secretary at our principal office address shown above. To be considered for inclusion in our proxy statement for the 2023 Annual Meeting of Stockholders, our Corporate Secretary must receive the written stockholder proposal no later than January 10, 2023. In addition, stockholder proposals must comply with the requirements of SEC Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals should be addressed to:
Okta, Inc.
Attention: Corporate Secretary
100 First Street, Suite 600
San Francisco, California 94105
Our bylaws establish an advance notice procedure for stockholders who wish to present a proposal before an Annual Meeting of Stockholders but do not intend for the proposal to be included in our proxy statement. Our bylaws provide that the only business that may be conducted at an Annual Meeting of Stockholders is business that is (i) specified in our proxy materials with respect to such Annual Meeting of Stockholders, (ii) otherwise properly brought before such Annual Meeting of Stockholders by or at the direction of our board, or (iii) properly brought before such meeting by a stockholder of record entitled to vote at such Annual Meeting of Stockholders who has delivered timely written notice to our Corporate Secretary, which notice must contain the information specified in our bylaws. To be timely for the 2023 Annual Meeting of Stockholders, our Corporate Secretary must receive the written notice at our principal executive offices:
•not earlier than February 24, 2023, and
•not later than the close of business on March 24, 2023.
In the event we hold the 2023 Annual Meeting of Stockholders more than 30 days before or more than 60 days after the one-year anniversary of the 2022 Annual Meeting, then, for notice by the stockholder to be timely, it must be received by the Corporate Secretary not earlier than the close of business on the 120th day prior to such Annual Meeting and not later than the close of business on the later of the 90th day prior to such Annual Meeting or the tenth day following the day on which public announcement of the date of such Annual Meeting is first made. In addition to satisfying the foregoing requirements under our bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth the information required by Rule 14a-19 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), no later than April 22, 2023.
If a stockholder who has notified us of his, her or its intention to present a proposal at an Annual Meeting of Stockholders does not appear to present his, her or its proposal at such Annual Meeting of Stockholders, we are not required to present the proposal for a vote at such Annual Meeting of Stockholders. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these or other applicable requirements.
We intend to file a proxy statement and WHITE proxy card with the SEC in connection with the solicitation of proxies for our 2023 Annual Meeting of

6	2022 Proxy Statement	Okta, Inc.

General Information
Stockholders. Stockholders may obtain our proxy statement (and any amendments and supplements thereto) and other documents as and when filed by us with the SEC without charge from the SEC’s website at www.sec.gov.
Nomination of Director Candidates
Holders of our common stock may propose director candidates for consideration by the nominating and corporate governance committee of our board (the “nominating committee”). Any such recommendation must include the nominee’s name and qualifications for membership on our board and be directed to our Corporate Secretary at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see the section titled “Corporate Governance—Identifying and Evaluating Director Nominees—Stockholder Recommendations.”
In addition, our bylaws permit stockholders to nominate directors for election at an Annual Meeting of Stockholders. To nominate a director, you must provide the information required by our bylaws. In addition, you must give timely notice to our Corporate Secretary in accordance with our bylaws, which, in general, require that the notice be received by our Corporate Secretary within the time periods described above under the section titled “Stockholder Proposals” for stockholder proposals that are not intended to be included in a proxy statement.
Availability of Bylaws
A copy of our bylaws is included as Exhibit 3.2 to our 2022 Annual Report and available via the SEC’s website at www.sec.gov. You may also contact our Corporate Secretary at the address set forth above for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.
Why is this Annual Meeting being held virtually?

We continue to embrace the latest technology to provide ease of access, real-time communication and cost savings for our stockholders and our company. Hosting a virtual meeting makes it easy for our stockholders to participate from any location around the world.
You will be able to participate in the Annual Meeting of Stockholders online and submit your questions during the meeting by visiting virtualshareholdermeeting.com/OKTA2022. You also will be able to vote your shares electronically prior to or during the Annual Meeting.
How can I submit a question at the Annual Meeting?

If you want to submit a question during the Annual Meeting, log into virtualshareholdermeeting.com/OKTA2022, type your question in the “Ask a Question” field, and click “Submit.” Questions pertinent to meeting matters will be read and answered during the meeting, subject to time constraints. The questions and answers will be available as soon as practical after the Annual Meeting at investor.okta.com and will remain available for one week after posting.
What if I have technical difficulties or trouble accessing the Annual Meeting?

If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Shareholder Meeting log in page. Technical support will be available starting at 8:30 a.m. Pacific Time on June 21, 2022 and will remain available until the Annual Meeting ends.

Okta, Inc.	2022 Proxy Statement	7

01

Proposal One: Election of Directors	Board Structure
	Our board is divided into three staggered classes of directors. One class is elected each year at the Annual Meeting of Stockholders for a term of three years. The term of the Class II directors expires at the Annual Meeting. The term of the Class I directors expires at the 2024 Annual Meeting of Stockholders and the term of the Class III directors expires at the 2023 Annual Meeting of Stockholders. Directors who are re-elected are expected to hold office for a three-year term or until the election and qualification of their successors in office.

	Nominees	Director Since	Principal Occupation
	Jeff Epstein	2021	Operating Partner, Bessemer Venture Partners
	J. Frederic Kerrest	2009	Chief Operating Officer
	Rebecca Saeger	2019	Former Executive Vice President and Chief Marketing Officer, Charles Schwab & Co., Inc.

Our board has nominated Jeff Epstein, J. Frederic Kerrest and Rebecca Saeger for election as Class II directors to hold office until the 2025 Annual Meeting of Stockholders or until their successors are duly elected and qualified, subject to their earlier resignation or removal. Each of the nominees is a current Class II director and member of our board and has consented to serve if elected. Michelle Wilson, currently a Class II director, is not standing for re-election at the Annual Meeting. We thank her for her distinguished service to Okta. Our board has adopted a resolution to reduce the size of the board from ten to nine directors immediately upon the election of the Class II directors at the Annual Meeting.

	Unless you direct otherwise through your proxy voting instructions, the persons named as proxies will vote all proxies received “FOR” the election of each nominee. Proxies cannot be voted for a greater number of persons than three at the Annual Meeting, the number of nominees named in this proxy statement. If any nominee is unable or unwilling to serve at the time of the Annual Meeting, the persons named as proxies may vote for a substitute nominee chosen by our present board. In the alternative, the proxies may vote only for the remaining nominees, leaving a vacancy on our board. Our board may fill such vacancy at a later date or reduce the size of our board. We have no reason to believe that any of the nominees will be unwilling or unable to serve if elected as a director.

8	2022 Proxy Statement	Okta, Inc.

Proposal One: Election of Directors
Recommendation of Our Board

OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES.
The biographies of each of the nominees and continuing directors below contain information regarding each such person’s service as a director, business experience, director positions held currently or at any time during the last five years and the experiences, qualifications, attributes or skills that caused our board to determine that the person should serve as a director of the company. In addition to the information presented below regarding each nominee’s and continuing director’s specific experience, qualifications, attributes and skills that led our board to conclude that he or she should serve as a director, we believe that each of our directors has a reputation for integrity, honesty and high ethical standards. Each of our directors has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to our company and our board. Finally, we value our directors’ experience in relevant areas of business management and on other boards of directors and board committees.
Our corporate governance guidelines dictate that a majority of our board must consist of directors whom our board has determined are “independent” under the listing requirements of the Nasdaq Stock Market LLC (“Nasdaq”).
Directors

The following table sets forth information regarding our directors as of April 25, 2022.

Name	Age	Director Since	Principal Occupation	Class	Audit Committee	Compensation Committee	Nominating Committee

Employee Directors
Todd McKinnon, Chairperson	50	2009	Chief Executive Officer	I
J. Frederic Kerrest, Executive Vice Chairperson	45	2009	Chief Operating Officer	II
Independent Directors
Shellye Archambeau	59	2018	Former Chief Executive Officer, MetricStream, Inc.	III	member
Robert L. Dixon, Jr.	66	2019	Former Global Chief Information Officer and Senior Vice President, PepsiCo, Inc.	III		member
Jeff Epstein	65	2021	Operating Partner, Bessemer Venture Partners	II	chair
Patrick Grady	39	2014	Managing Member, Sequoia Capital	III	member
Benjamin Horowitz, Lead Independent Director	55	2010	General Partner, Andreessen Horowitz	III
Rebecca Saeger	67	2019	Former Executive Vice President and Chief Marketing Officer, Charles Schwab & Co., Inc.	II		member	member
Michael Stankey	63	2016	Vice Chairman, Workday, Inc.	I		chair	member
Michelle Wilson	59	2015	Former Senior Vice President and General Counsel, Amazon.com, Inc.	II		member	chair

Okta, Inc.	2022 Proxy Statement	9

Proposal One: Election of Directors
Our board believes that directors who provide a significant breadth of experience, knowledge and abilities in areas relevant to our business, while also representing a diversity of age, gender, race, sexual orientation and ethnicity, contribute to a well-balanced and effective board. Our board’s metrics as of April 25, 2022 are highlighted in the following graphics. Information about each individual director and director nominee follows.
Board Diversity Matrix (as of April 25, 2022)

Total Number of Directors: 10

	Female	Male	Non- Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	7	—	—
Part II: Demographic Background
African American or Black	1	1	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	—	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	2	6	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—
Did Not Disclose Demographic Background	—

10	2022 Proxy Statement	Okta, Inc.

Proposal One: Election of Directors
Director Skills Matrix

Name	Technology or Innovation	Cybersecurity, Information Security or Privacy	Global Sales, Markets or Operations	Senior Leadership	Public Company Boards	Risk Management	Marketing or Brand	Finance or Accounting

Archambeau	■		■	■	■	■	■	■
Dixon	■	■		■	■	■	■
Epstein	■	■	■	■	■	■		■
Grady	■			■	■	■	■	■
Horowitz	■	■	■	■			■
Kerrest	■	■	■	■			■	■
McKinnon	■	■	■	■		■	■
Saeger	■		■	■	■		■
Stankey			■	■	■		■	■
Wilson		■	■	■	■	■		■

Okta, Inc.	2022 Proxy Statement	11

Proposal One: Election of Directors
Information Concerning Director Nominees

Jeff Epstein

Mr. Epstein joined our board in May 2021. Mr. Epstein is an Operating Partner at Bessemer Venture Partners, a venture capital firm, which he joined in November 2011. From September 2008 to April 2011, Mr. Epstein served as Executive Vice President and Chief Financial Officer of Oracle Corporation, an enterprise software company. Prior to joining Oracle, Mr. Epstein served as chief financial officer of several public and private companies. Mr. Epstein previously served on the boards of directors of Booking Holdings Inc. from April 2003 to June 2019 and Shutterstock, Inc. from April 2012 to June 2021. Mr. Epstein has served on the boards of Twilio Inc., a cloud communication platform company, since July 2017, Poshmark, Inc., a social commerce marketplace company, since April 2018, Couchbase, Inc., a provider of a leading modern database for enterprise applications, since June 2015, and AvePoint, Inc., a cloud data management company, since July 2011. Mr. Epstein holds a Bachelor of Arts from Yale University and a Masters in Business Administration from Stanford University.

We believe that Mr. Epstein is qualified to serve as a member of our board because of his experience as a company executive and as a current and former director of many companies, and because of his knowledge of the industry in which we operate.

Operating Partner, Bessemer Venture Partners
Age 65
Director Since 2021

J. Frederic Kerrest

Mr. Kerrest co-founded Okta and has served as our Chief Operating Officer (“COO”) and as a member of our board since July 2009. Mr. Kerrest was appointed Executive Vice Chairperson of our board in March 2019. From August 2002 to February 2007, Mr. Kerrest served in a variety of sales and business development roles at salesforce.com, inc., a cloud-based customer relationship management company. Mr. Kerrest holds a Masters in Business Administration from the MIT Sloan School of Management and a Bachelor of Science in computer science from Stanford University.

We believe that Mr. Kerrest is qualified to serve as a member of our board because of his experience and perspective as our COO and co-founder.

Executive Vice Chairperson and Chief Operating Officer
Age 45
Director Since 2009

12	2022 Proxy Statement	Okta, Inc.

Proposal One: Election of Directors

Rebecca Saeger

Ms. Saeger joined our board in January 2019. Ms. Saeger served as an Executive Vice President at Charles Schwab & Co., Inc. from 2004 until 2011, most recently as Chief Marketing Officer. Prior to joining Charles Schwab, she served as Executive Vice President, Marketing at Visa U.S.A. Before joining Visa, Ms. Saeger was Senior Vice President and head of Account Management at Foote, Cone & Belding, and Senior Vice President at Ogilvy & Mather. From February 2012 to October 2020, Ms. Saeger served on the board of directors of E*TRADE Financial Corporation, a financial services company, and as a member of the E*TRADE Bank board. She holds a Bachelor of Arts from Muhlenberg College and a Masters in Business Administration from the Wharton School of the University of Pennsylvania.

We believe that Ms. Saeger is qualified to serve as a member of our board because of her valuable expertise in consumer and business-to-business marketing, strategic planning and brand development, as well as her experience serving on other boards.

Former Executive Vice President and Chief Marketing Officer, Charles Schwab & Co., Inc.
Age 67
Director Since 2019

Okta, Inc.	2022 Proxy Statement	13

Proposal One: Election of Directors
Information Concerning Continuing Directors

Shellye Archambeau

Ms. Archambeau joined our board in December 2018. From 2002 until 2018, Ms. Archambeau was Chief Executive Officer of MetricStream, Inc., a leading provider of governance, risk, compliance and quality management solutions to corporations across diverse industries. Prior to that, Ms. Archambeau served as Chief Marketing Officer and Executive Vice President of Sales for Loudcloud, Inc., Chief Marketing Officer of NorthPoint Communications Group, Inc., and President of Blockbuster Inc.’s e-commerce division. Before she joined Blockbuster, she held domestic and international executive positions during a 15-year career at IBM. Ms. Archambeau has served on the boards of Nordstrom, Inc. since 2015, Verizon Communications Inc. since 2013, and Roper Technologies, Inc. since 2018. Ms. Archambeau is not standing for re-election to Nordstrom’s board at its annual meeting of stockholders in May 2022. She formerly served on the board of Arbitron Inc. Ms. Archambeau holds a Bachelor of Science from the Wharton School of the University of Pennsylvania.

We believe that Ms. Archambeau is qualified to serve as a member of our board because of her valuable knowledge of technology, digital media and communications platforms and her experience serving on other boards.

Former Chief Executive Officer, MetricStream, Inc.
Age 59
Director Since 2018

Robert L. Dixon, Jr.

Mr. Dixon joined our board in June 2019. Mr. Dixon has owned The RD Factor, Inc., a digital and information technology consulting business, since December 2016. Mr. Dixon served at PepsiCo, Inc., a global food and beverage company, as Global Chief Information Officer and Senior Vice President from 2007 through 2016. Previously, Mr. Dixon held various positions with The Procter & Gamble Company, a consumer household products company, since 1977, including Vice President of Global Business Services. Mr. Dixon has served on the boards of Anthem, Inc., a health benefits company, since 2011, and Build-A-Bear Workshop, Inc., a specialty retailer, since February 2018. At the Georgia Institute of Technology, Mr. Dixon serves on the President’s Advisory Board, the College of Computing Advisory Board and the Georgia Institute of Technology Foundation Board. He previously served on the CIO Advisory Board for IBM. Mr. Dixon holds a Bachelor of Science in electrical engineering from the Georgia Institute of Technology.

We believe that Mr. Dixon is qualified to serve as a member of our board because he brings valuable technology experience and the perspective of our customers through his prior role as Global Chief Information Officer and his service on the CIO advisory board for another large public company.

Former Global Chief Information Officer and Senior Vice President, PepsiCo, Inc.
Age 66
Director Since 2019

14	2022 Proxy Statement	Okta, Inc.

Proposal One: Election of Directors

Patrick Grady

Mr. Grady joined our board in May 2014. Since March 2007, Mr. Grady has held various roles at Sequoia Capital, a venture capital firm, where he currently serves as a Managing Member. From July 2004 to February 2007, Mr. Grady served as an associate at Summit Partners, a venture capital and private equity firm. From January 2013 to May 2020, Mr. Grady served as a member of the board of directors of Prosper Marketplace, Inc., a peer-to-peer lending platform. He has served on the boards of directors of Embark Technology, Inc., an autonomous trucking company, since May 2018, and of Amplitude, Inc., a data analytics company, since November 2018. Mr. Grady also currently serves on the boards of several private companies. Mr. Grady holds a Bachelor of Science in economics and finance from Boston College.

We believe that Mr. Grady is qualified to serve as a member of our board because of his significant knowledge of and history with our company, his experience as a seasoned investor and as a current and former director of many companies, and his knowledge of the industry in which we operate.

Managing Member, Sequoia Capital
Age 39
Director Since 2014

Benjamin Horowitz

Mr. Horowitz joined our board in February 2010. Mr. Horowitz is a co-founder and has served as a General Partner of Andreessen Horowitz, a venture capital firm, since July 2009. From September 2007 to October 2008, Mr. Horowitz served as a Vice President and General Manager at Hewlett-Packard Company, an information technology company. From September 1999 to September 2007, Mr. Horowitz co-founded and served as the President and Chief Executive Officer of Opsware Inc., a computer software company. From June 2016 to June 2020, Mr. Horowitz served as a member of the board of directors of Lyft, Inc., which operates a multimodal transportation network. Mr. Horowitz also currently serves on the boards of several private companies. Mr. Horowitz holds a Master of Science in computer science from the University of California, Los Angeles and a Bachelor of Arts in computer science from Columbia University.

We believe that Mr. Horowitz is qualified to serve as a member of our board because of his significant knowledge of and history with our company; his experience as a company executive, a seasoned investor, and a current and former director of many companies; and his knowledge of the industry in which we operate.

General Partner, Andreessen Horowitz
Age 55
Director Since 2010

Okta, Inc.	2022 Proxy Statement	15

Proposal One: Election of Directors

Todd McKinnon

Mr. McKinnon co-founded Okta and has served as our Chief Executive Officer (“CEO”) and as a member of our board since January 2009. Mr. McKinnon was appointed Chairperson of our board in February 2017. From October 2003 to February 2009, Mr. McKinnon served in various roles at salesforce.com, inc., a cloud-based customer relationship management company, most recently as Senior Vice President of Development. From 1995 to 2003, Mr. McKinnon held various engineering and leadership positions at Peoplesoft, Inc., an enterprise application software company, which was acquired by Oracle Corporation in January 2005. Mr. McKinnon holds a Master of Science in computer science from California Polytechnic State University, San Luis Obispo and a Bachelor of Science in management and information systems from Brigham Young University.

We believe that Mr. McKinnon is qualified to serve as a member of our board because of his experience and perspective as our CEO and co-founder.

Chairperson and Chief Executive Officer
Age 50
Director Since 2009

Michael Stankey

Mr. Stankey joined our board in December 2016. Mr. Stankey currently serves as Vice Chairman at Workday, Inc., a financial and human capital management software vendor where, from September 2009 to June 2015, he served as President and Chief Operating Officer. Mr. Stankey also served as a member of the board of directors of Workday from June 2015 to April 2021. From October 2007 to September 2009, Mr. Stankey was an Operating Partner at Greylock Partners, a venture capital firm. From December 2001 to April 2007, Mr. Stankey served as Chairman and Chief Executive Officer at PolyServe, Inc., a database and file serving utility service. From February 2017 to October 2021, Mr. Stankey served as a member of the board of directors of Cloudera, Inc., a data management, machine learning and advance analytics platform provider. Mr. Stankey holds a Bachelor of Business Administration from the University of Wisconsin-Eau Claire.

We believe that Mr. Stankey is qualified to serve as a member of our board because of his experience as a company executive and as a current and former director of many companies, and because of his knowledge of the industry in which we operate.

Vice Chairman, Workday, Inc.
Age 63
Director Since 2016

16	2022 Proxy Statement	Okta, Inc.

Corporate
Governance
Our business and affairs are managed under the direction of our board, which is elected by our stockholders. In carrying out its responsibilities, our board selects and monitors our top management, provides oversight of our financial reporting processes, and determines and implements our corporate governance policies.
Our board and management team are committed to good corporate governance to ensure that Okta is managed for the long-term benefit of our stockholders, and we have a variety of policies and procedures to promote such goals. To that end, during the past year, our management periodically reviewed our corporate governance policies and practices to ensure that they remain consistent with the requirements of the Sarbanes-Oxley Act of 2002, SEC rules and Nasdaq listing standards.
Besides verifying the independence of the members of our board and committees (as discussed below under “Independence of Our Board”), at the direction of our board, we also:
•Periodically review and make necessary changes to the charters for our audit, compensation and nominating committees;
•Have established disclosure control policies and procedures in accordance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC;
•Have a procedure to receive and address anonymous and confidential complaints or concerns regarding audit or accounting matters; and
•Have a code of conduct that applies to our employees, officers and directors, including our CEO, Chief Financial Officer (“CFO”) and other executive and senior financial officers.
Corporate Governance Guidelines

Our board has adopted a set of corporate governance guidelines, which can be found on our investor relations website at investor.okta.com under “Responsibility and Governance–Governance Overview.” Our corporate governance guidelines address such matters as:
•Director independence—independent directors must constitute at least a majority of our board;
•Board effectiveness—our board and each of its committees must conduct an annual self-evaluation;
•Access to independent advisors—our board as a whole, and each of its committees separately, has authority to retain independent experts, advisors or professionals as each deems necessary or appropriate; and
•Board committees—all members of the audit, compensation and nominating committees are independent in accordance with applicable Nasdaq criteria.
Our nominating committee is responsible for reviewing our corporate governance guidelines from time to time and reporting and making recommendations to our board concerning corporate governance matters.
Code of Conduct

Our board has adopted a code of conduct that applies to all of our employees, officers and directors, including our CEO, CFO and other executive and senior financial officers. The full text of our code of conduct is available on our investor relations website at investor.okta.com under “Responsibility and Governance–Governance Overview.” We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding amendments to, or waivers from, a provision of our code of conduct by posting such information on our Governance Overview web page. During the fiscal year ended January 31, 2022 (“fiscal 2022”), no waivers were granted from any provision of the code of conduct.

Okta, Inc.	2022 Proxy Statement	17

Corporate Governance
Independence of Our Board

Our Class A common stock is listed on Nasdaq. Under the Nasdaq listing standards, independent directors must constitute a majority of a listed company’s board. In addition, the Nasdaq listing standards require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating committees be independent. Under the Nasdaq listing standards, a director will only qualify as an “independent director” if, in the opinion of that listed company’s board of directors, that director does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
Audit committee members must also satisfy the additional independence criteria set forth in Rule 10A-3 under the Exchange Act and the Nasdaq listing standards. Compensation committee members must also satisfy the additional independence criteria set forth in Rule 10C-1 under the Exchange Act and the Nasdaq listing standards.
Our board has undertaken a review of the independence of each director. Based on information provided by each director concerning his or her background, employment and affiliations, our board has determined that Ms. Archambeau, Mr. Dixon, Mr. Epstein, Mr. Grady, Mr. Horowitz, Ms. Saeger, Mr. Stankey and Ms. Wilson do not have any relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and that each of these directors is “independent” as that term is defined under the applicable rules and regulations of the SEC and the Nasdaq listing standards. The board also previously determined that Michael Kourey, who served on our board prior to becoming our CFO in March 2021, was “independent” under the applicable rules and regulations of the SEC and the Nasdaq listing standards at the time of his service on our board. In making these determinations, our board considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director and any of their affiliated funds, and any transactions involving them described in the section titled “Certain Relationships and Related Party Transactions.”
Board Leadership Structure and Role of Our Lead Independent Director

Mr. McKinnon, our co-founder and CEO, serves as Chairperson of our board. In that capacity, he presides over meetings of our board and holds such other powers and carries out such other duties as are customarily carried out by a board chairperson. Mr. Kerrest, our co-founder and COO, serves as Executive Vice Chairperson of our board. Mr. McKinnon and Mr. Kerrest bring valuable insight to our board due to their perspective and experience as Okta’s co-founders and senior executives.
Our corporate governance guidelines provide that one of our independent directors will serve as the lead independent director. Our board has appointed Mr. Horowitz to serve as lead independent director. In that capacity, Mr. Horowitz presides over periodic meetings of our independent directors, serves as a liaison between the Chairperson of our board and the independent directors, and performs such additional duties as our board may otherwise determine and delegate.
We believe that our current leadership structure provides effective independent oversight of management while Mr. McKinnon's combined role enables strong leadership, creates clear accountability and enhances our ability to communicate our message and strategy clearly and consistently to stockholders. Our board will continue to periodically review our leadership structure and may make such changes in the future as it deems appropriate.
Our Board’s Role in Risk Oversight

Risk is inherent in every business and we face a number of risks, including, among others, strategic, financial, business and operational, macroeconomic, cybersecurity, legal and regulatory compliance and reputational risks. We have designed and implemented processes to manage risk in our operations, including our enterprise risk management program.
Our management team is responsible for the day-to-day management of risks the company faces, while our board, as a whole and assisted by its committees, has responsibility for the oversight of risk management, including our enterprise risk management program. In its risk oversight role, our board has the responsibility to satisfy itself that the enterprise risk management processes our management team has designed and implemented are appropriate and functioning as designed. To that end, our board believes that open communication between our management team and our board is essential for effective risk management and oversight. Our CEO and other members of the senior management team attend quarterly meetings of our board, as well as such other meetings as the board deems appropriate, where, among other topics, they discuss strategy and risks facing the company. In this respect, our full board reviews strategic and operational risk in the context of reports from our management team, receives reports on all significant committee activities at each regular meeting, and evaluates the risks inherent in significant transactions and events.

18	2022 Proxy Statement	Okta, Inc.

Corporate Governance
For example, our board has been and remains highly engaged with our management team regarding the impact of the COVID-19 pandemic and provided regular oversight of our response and risk mitigation strategies. Our board has reviewed and discussed with our management team on a regular basis the pandemic’s impact on our employees, operations, business and communities, as well as strategies and initiatives to respond to and mitigate potential risks.
While our board is ultimately responsible for risk oversight, our board committees help fulfill those oversight responsibilities in certain areas of risk, as described below.

Audit Committee	Our audit committee assists our board in fulfilling its oversight responsibilities with respect to risk management in the areas of internal control over financial reporting and disclosure controls and procedures, legal and regulatory compliance, liquidity risk and cybersecurity. Our audit committee discusses with our management team and Ernst & Young LLP guidelines and policies with respect to risk assessment and risk management and reviews our major financial risk exposures and the steps our management team has taken to monitor and control these exposures. Our audit committee also monitors certain key risks on a regular basis, such as risk associated with internal control over financial reporting and liquidity risk.

Compensation Committee	Our compensation committee assesses risks created by the incentives inherent in our compensation policies. Specifically, the compensation committee, along with our management team, at least annually considers potential risks when reviewing and approving various compensation plans, including executive compensation. Based on its most recent review, our compensation committee has concluded that our compensation programs, including our executive compensation program, do not encourage risk taking to a degree that is reasonably likely to have a materially adverse impact on Okta or our operations.

Nominating Committee	Our nominating committee assists our board in fulfilling its oversight responsibilities with respect to the management of risk associated with our board’s organization, membership and structure, and corporate governance.

Meetings of Our Board and Annual Meeting Attendance

Our board held nine meetings during fiscal 2022. Each director attended at least 75% of all meetings of our board and the committees on which he or she served that were held during the period for which he or she was a director or committee member during fiscal 2022. Under our corporate governance guidelines, directors are expected to spend the time needed and meet as frequently as our board deems necessary or appropriate to discharge their responsibilities. Directors are also expected to make efforts to attend our Annual Meeting of Stockholders, all meetings of our board, and all meetings of the committees on which they serve. All directors attended the 2021 Annual Meeting of Stockholders.

Okta, Inc.	2022 Proxy Statement	19

Corporate Governance
Committees of Our Board

Our board has established three standing committees: audit, compensation, and nominating. The composition and responsibilities of each committee are described below. Members serve on these committees until they resign or until otherwise determined by our board. Our board assesses the composition of the committees at least annually to consider whether committee assignments should be rotated. Each committee operates pursuant to a written charter adopted by our board that is available on our website at investor.okta.com/corporate-governance/governance-overview.

Audit Committee
Primary Responsibilities
Our audit committee, among other things:
•selects a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;
•discusses the scope and results of the audit with the independent registered public accounting firm, and reviews, with our management team and the independent registered public accounting firm, our interim and year-end results of operations;
•develops procedures for employees to submit concerns anonymously about questionable accounting or audit matters;
•reviews our policies on risk assessment and risk management;
•reviews related party transactions; and
•approves (or, as permitted, pre-approves) all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.
Our audit committee annually reviews the independent registered public accounting firm’s performance and independence, including reviewing all relationships between the independent registered public accounting firm and Okta and any disclosed relationships or services that may impact the objectivity and independence of the independent registered public accounting firm.
Our audit committee operates under a written charter that satisfies the applicable rules of the SEC and the Nasdaq listing standards. Our audit committee held eight meetings during fiscal 2022.

Members
Ms. Archambeau
Mr. Epstein (Chair)
Mr. Grady
Ms. Archambeau served as Chairperson of the audit committee until May 2021, when Mr. Epstein joined the audit committee and began serving as Chairperson.
Ms. Wilson served on the audit committee until June 2021.

Independence
The composition of our audit committee meets the requirements for independence under current Nasdaq listing standards and SEC rules and regulations.
Financial Expertise
Each member of our audit committee meets the financial literacy requirements of the Nasdaq listing standards. In addition, our board has determined that each of Ms. Archambeau and Mr. Epstein is an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

20	2022 Proxy Statement	Okta, Inc.

Corporate Governance

Compensation Committee
Primary Responsibilities
The purpose of our compensation committee is to discharge the responsibilities of our board relating to the compensation of our executive officers. Our compensation committee, among other things:
•reviews, approves and determines, or makes recommendations to our board regarding, the compensation of our executive officers;
•administers our equity incentive plans;
•reviews and approves, or makes recommendations to our board regarding, incentive compensation and equity plans; and
•establishes and reviews general policies relating to the compensation and benefits offered to our employees.
Our compensation committee operates under a written charter that satisfies the applicable rules of the SEC and the Nasdaq listing standards. Our compensation committee held ten meetings during fiscal 2022.
Compensation Committee Interlocks and Insider Participation
During fiscal 2022, Messrs. Dixon and Stankey and Mses. Saeger and Wilson were the only members of our compensation committee. No member of our compensation committee is or has been an officer or employee of our company. No Okta executive officer currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board or compensation committee. See the section titled “Certain Relationships and Related Party Transactions” for information about related party transactions involving members of our compensation committee or their affiliates.

Members
Mr. Dixon Ms. Saeger Mr. Stankey (Chair) Ms. Wilson Ms. Wilson is not standing for re-election at the Annual Meeting, but will serve on the compensation committee until her term expires.
Independence
The composition of our compensation committee meets the requirements for independence under the Nasdaq listing standards and SEC rules and regulations. Each member of our compensation committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act.

Nominating Committee
Primary Responsibilities
Our nominating committee, among other things:
•identifies, evaluates and selects, or makes recommendations to our board regarding, nominees for election to our board and its committees;
•evaluates the performance of our board and its committees;
•considers and makes recommendations to our board regarding the composition of our board and its committees;
•reviews developments in corporate governance practices;
•reviews our environmental, social and governance (“ESG”) programs and public disclosures;
•evaluates the adequacy of our corporate governance practices and reporting; and
•develops and makes recommendations to our board regarding our corporate governance guidelines.
Our nominating committee operates under a written charter that satisfies the applicable listing requirements and rules of Nasdaq. Our nominating committee held four meetings during fiscal 2022.

Members
Ms. Saeger Mr. Stankey Ms. Wilson (Chair) Ms. Wilson is not standing for re-election at the Annual Meeting, but will serve as the nominating committee chair until her term expires.
Independence
The composition of our nominating committee meets the requirements for independence under the Nasdaq listing standards and SEC rules and regulations.

Okta, Inc.	2022 Proxy Statement	21

Corporate Governance
Identifying and Evaluating Director Nominees

Our board has delegated to our nominating committee the responsibility of identifying suitable candidates to nominate to our board (including candidates to fill any vacancies that may occur) and assessing their qualifications in light of the policies and principles in our corporate governance guidelines and the committee’s charter. Our nominating committee may gather information about candidates through interviews, detailed questionnaires, comprehensive background checks, or any other means its members deem appropriate. Our nominating committee then meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of our board. Based on the results of the evaluation process, our nominating committee recommends candidates for our board’s approval as director nominees for election to our board.
Minimum Qualifications
Our nominating committee uses a variety of methods for identifying and evaluating director nominees and will consider all facts and circumstances that it deems appropriate or advisable. As part of this process, our nominating committee will consider the current size and composition of our board, as well as the needs of our board and its committees.
Some of the qualifications that our nominating committee considers include, without limitation, issues of character, ethics, integrity, judgment, independence, diversity (which may include consideration as to gender, race and national origin, LGBT status, education, professional experience and differences in viewpoints), skills, education, expertise, business acumen, length of service, understanding of our business and industry and other commitments. In addition, nominees must have proven achievement and competence in their respective fields, the ability to exercise sound business judgment, an objective perspective, the ability to offer advice and support to our management team, and the ability to make significant contributions to Okta’s success. The nominating committee looks for individuals who have skills that are complementary to those of our existing board, the highest ethics, a commitment to the long-term interests of our stockholders, and an understanding of the fiduciary responsibilities of a public company director. Finally, nominees must have sufficient time available in the judgment of our nominating committee to effectively perform all board and committee responsibilities. Members of our board are expected to prepare for, attend and participate in all board and applicable committee meetings. Other than the foregoing, there are no stated minimum criteria for director nominees, although our nominating committee may also consider other factors that it deems, from time to time, to be in the best interests of Okta and our stockholders. After completing its review and evaluation of director candidates, our nominating committee recommends to our full board the director nominees for selection.
Stockholder Recommendations
Stockholders may submit recommendations for director candidates to our nominating committee by writing to our Corporate Secretary at Okta, Inc., 100 First Street, Suite 600, San Francisco, California 94105. All such recommendations should include the nominee’s name and qualifications and all other information required by our bylaws. Our nominating committee will evaluate any candidates properly recommended by stockholders against the same criteria and pursuant to the same policies and procedures that govern the evaluation of candidates proposed by directors or members of our management team.
Stockholder Outreach

With oversight and direction from the nominating committee, we conduct an annual stockholder outreach program to better understand stockholder perspectives and actively seek stockholder feedback on our board, governance, sustainability and executive compensation practices. In fiscal 2022, consistent with the prior two years, we contacted over 30 of our top institutional stockholders, which represented nearly 50% of our outstanding common stock, or over 51% of our outstanding common stock excluding shares held by our executive officers and board members, and engaged in extensive discussions with several of our largest stockholders. Our team met with governance professionals from passive funds as well as portfolio managers from active funds. The breadth of our outreach program enabled us to gather feedback from a significant cross-section of our stockholder base. As described further in the “Compensation Discussion and Analysis” below, while we received many supportive and positive comments on our direction with respect to our business, ESG initiatives, board composition and executive compensation program, based in part on the feedback we received in these discussions, we implemented a new performance-based restricted stock unit award program for our named executive officers in fiscal 2023. Additionally, our CEO and COO requested that they not be granted equity awards in fiscal 2023 to address stockholder concerns. We will continue to engage with our stockholders to maintain an open dialogue and ensure that we have an in-depth understanding of our stockholders’ perspectives.

22	2022 Proxy Statement	Okta, Inc.

Corporate Governance
Stockholder Communications

All stockholders and other interested parties are welcome to communicate with our board as a whole or with individual directors through an established process for stockholder communication. For a communication directed to our board as a whole, please contact our General Counsel in writing at the address listed below or by email to investor@okta.com (specifying “ATTN General Counsel” in the subject line). For a communication directed to an individual director in his or her capacity as a member of our board, please contact the director in writing at the address listed below or by email to investor@okta.com (specifying “ATTN [name of director]” in the subject line).
Okta, Inc.
100 First Street, Suite 600
San Francisco, California 94105
Attn: [General Counsel or Name of Individual Director]
Our General Counsel, in consultation with appropriate members of our board as necessary, will review all incoming communications and, if appropriate, will forward such communications to the appropriate director(s) or to the Chairperson of our board. The General Counsel will generally not forward communications if they are deemed inappropriate; if they are solicitations, advertisements, surveys, “junk” mail or mass mailings; or if they consist of individual grievances or other interests that are personal to the writer and could not reasonably be construed to be of concern to securityholders or other constituencies of the company.
Environmental, Social and Governance Matters

We believe we have a long-term responsibility to maximize benefits to our society, the environment and all of our stakeholders, including our stockholders, employees, customers, partners and communities. We maintain that operating our company in an environmentally and socially responsible manner will help drive our long-term growth and shareholder value. We take that responsibility seriously, and lead Okta with the conviction that how we build the future is as important as what we build. To that end, our ESG efforts are led by our executive leadership team and are reviewed by the board’s nominating and corporate governance committee.
In May 2020, we publicly launched our ESG program. We worked with external experts and internal stakeholders to help define our most material issues, which form the foundation for our ESG program. We organized our top material issues into three categories:

Protecting Our Customers	Investing in Our People	Supporting Our Communities
Protecting Our Customers
Our customers trust us to safely connect people to technology by making it highly available and secure. They benefit from a service designed, built, maintained and monitored to meet the rigorous confidentiality, integrity and availability requirements of the most security-sensitive organizations and industries. Privacy and security are interdependent and we attach prime importance to both. Protecting individuals’ privacy is at the foundation of everything we do and is pivotal to our customers trusting us as their identity provider. For more information on our security and data privacy efforts, please see the “Protecting Our Customers” page of our website at okta.com/responsibility/protecting-our-customers and the “Transparency” page of our website at okta.com/transparency. The information contained on, or that can be accessed through, our website is not incorporated by reference into this Proxy Statement.

Okta, Inc.	2022 Proxy Statement	23

Corporate Governance
Investing in Our People
Our core values—love our customers, never stop innovating, act with integrity, be transparent and empower our people—inform and guide our human capital initiatives and objectives. In order to continue to innovate and drive customer success, it is crucial that we continue to attract, develop and retain exceptional talent. To that end, we strive to make Okta a diverse and inclusive workplace, with opportunities for our employees to grow and develop in their careers, supported by fair and competitive compensation, benefits and wellness programs, and by initiatives that foster connections between our employees and their communities.

Love Our Customers	Never Stop Innovating	Act With Integrity	Be Transparent	Empower Our People
We encourage you to review the “Diversity, Inclusion and Belonging,” “Responsibility,” “Careers” and “Okta for Good” pages of our website at www.okta.com for more detailed information regarding our human capital programs and initiatives.

Diversity, Inclusion and Belonging
We are committed to fostering a culture of inclusion and belonging, and to building a diverse workforce to drive innovation and collective growth, which we believe is critical to our success. Over the past few years, we have made deeper investments in our diversity, inclusion and belonging (“DIB”) program at Okta. Our DIB initiatives — spearheaded by our DIB department and employee resource groups (“ERGs”), in partnership with various other teams — focus on DIB in our workforce, in our workplace and in the marketplace.
We employ inclusive recruitment and hiring practices to source diverse talent and mitigate potential bias throughout the hiring process. Our engagement with diversity sourcing programs and partnerships allows us to both source top talent from underrepresented groups for current open roles, and further strengthen our ability to build and nurture diverse talent communities for future roles. We also continue to recruit from a range of colleges and engage with organizations that support diverse students and jobseekers through our social impact arm, Okta for Good.
Nurturing a culture of inclusion and belonging in our workplace is a key priority. We empower our employees to be authentic and grow through open conversations and engagement resources, including regular safe space DIB discussion forums and facilitated workshops, personalized DIB learning tools, mentoring and workplace development programs focused on supporting talent from underrepresented communities, and sponsorship of ERGs that strengthen our DIB culture. We currently have ERGs supporting women, people of color, veterans, the LGBTQIA+ community and parents and caregivers, and plan to launch affinity groups supporting neurodiversity and persons with disabilities in fiscal 2023.
Additional information on our DIB strategy, workforce representation and inclusion programs can be found in our most recent State of Inclusion at Okta Annual Report located on our website at okta.com/state-of-inclusion-at-okta.

Growth and Development	We invest significant resources to develop talent and actively foster a learning culture where employees are empowered to drive their personal and professional growth. We provide our employees with a wide range of learning and development opportunities, including in-person, virtual, social and self-directed learning, mentoring, coaching and external development. We offer extensive onboarding and training programs through our internal learning initiative, Okta University, to prepare our employees at all levels for career progression and individual development. Our “Oktavate” employee onboarding program helps our employees get off to the right start, our “Managing the Okta Way” manager development program helps to build a solid foundation for our people managers, and our “Okta Essentials” technical training program quickly brings our new technical employees up to speed on our product offerings.

24	2022 Proxy Statement	Okta, Inc.

Corporate Governance

Compensation, Benefits and Wellness
We provide robust compensation, benefits and wellness programs that help support the varying needs of our employees. In addition to market-competitive base pay, short-term bonus incentives and long-term equity incentives, our total rewards program includes comprehensive employee benefits that may vary by country/region, including an employee stock purchase plan, a 401(k) plan with company matching contributions, comprehensive medical, dental and vision insurance, life and disability insurance, health savings accounts, charitable donation matching, flexible time off, volunteer time off, gender-neutral paid parental leave, fertility and adoption support, family care resources, mobile and internet reimbursement, mental health and lifestyle support programs and a variety of other health and wellness resources.
We are committed to fair compensation and opportunity in our workplace. We conduct regular equal pay assessments and adjust as needed to ensure our employees are paid equitably without regard to gender or ethnicity.
Additional information on our compensation, benefits and wellness programs is available on our Total Rewards website at rewards.okta.com.

Dynamic Work
We help our employees succeed by providing flexibility in where and how they work. Prior to the COVID-19 pandemic, we had introduced and began transitioning our workforce to a “Dynamic Work” framework, based on the premise that enabling our employees to work from anywhere can increase employee empowerment, satisfaction and productivity, drive efficiency and enable us to hire from a broader, more diverse pool of talent. In response to the COVID-19 pandemic, we accelerated our move to Dynamic Work to protect the health, safety and wellness of our employees. As the COVID-19 pandemic evolves and employees return to work in our offices, we remain committed to enabling our employees’ choices to determine where and how they work, to best suit their circumstances.
Looking forward, we continue to focus on technologies and programs that create equity and build community across our dynamic workforce, including:
•Flexible benefit offerings that allow employee customization;
•Workplace solutions, such as coworking spaces, outside of our primary office locations that support our distributed teams;
•A Dynamic Work Sustainability Guide to empower our employees to bring sustainability into their work environments, wherever they are based; and
•Curated experience programs that foster a sense of community both in-person and virtually.

Supporting Our Communities
The mission of our social impact arm, Okta for Good, is to strengthen the connections between people, technology and community. We do this by mobilizing our most important assets, our employees, products and funding, in service of our global communities. Okta for Good’s core focus areas are:
•Developing technology for good ecosystems;
•Expanding economic opportunity and pathways into the technology sector;
•Supporting non-profits addressing critical needs in our global communities; and
•Empowering our employees to become changemakers.
Through Okta for Good, which is a part of our company and not a separate legal entity, we donate and discount access to our service for non-profit organizations, who use the Okta Identity Cloud to make their teams more efficient, allowing them to focus on their important missions. Our employee volunteer program enables global team members to donate time to support charitable organizations worldwide. For more information, please view our Okta for Good Impact Report at okta.com/okta-for-good/impact-report.

Okta, Inc.	2022 Proxy Statement	25

Corporate Governance
In addition, prior to our initial public offering in April 2017, we reserved 300,000 shares of our common stock to fund and support the operations of Okta for Good, of which 165,000 shares of our Class A common stock remained reserved for future issuances as of April 25, 2022.
Environmental Sustainability
We have a long-term commitment to climate action. In August 2020, we completed our first greenhouse gas (“GHG”) emissions analysis conducted by a third-party consultant and in accordance with industry best practices, which served as an instrumental first step in helping us define sustainability goals and strategies going forward, including increasing our use of renewable energy and reducing our overall carbon footprint. In July 2021, we submitted our fiscal 2021 GHG emissions analysis to CDP including our scope 1, scope 2 and all relevant scope 3 emissions, and expanded our fiscal 2020 original inventory to include all relevant scope 3 emissions. For more information on our GHG inventory scope, methodology and results, please see okta.com/responsibility/emissions-inventory-results-fy21.
We have committed to achieving 100% renewable electricity for our global real estate footprint on an annual basis. In fiscal 2022, we achieved 100% renewable electricity for our global offices, including coworking spaces, and global employee work-from-home electricity consumption, which marked a critical step in our journey to reduce GHG emissions and take long-term action on climate change. While we do not own real estate, our dual headquarter buildings are LEED Gold certified and contain efficient technology, such as carbon-free heating and smart lighting, reducing our costs and environmental impact. As part of our commitment to sustainability, starting in January 2021, all new Okta offices will be at least LEED Silver and WELL Silver certified.
To build on these milestones and to further maximize benefits to society, the environment and all of our stakeholders, we have committed to:
•Integrating climate into our enterprise-wide risk management process, as per the Task Force on Climate-Related Financial Disclosures;
•Engaging in a “Listening and Learning” tour with community-based climate and environmental organizations to inform our climate strategy; and
•Incorporating social equity and justice into our climate work through purchasing renewable energy certificates that have a social benefit, and into our grantmaking, as we recognize climate change disproportionately impacts historically marginalized communities, including communities of color.

26	2022 Proxy Statement	Okta, Inc.

Corporate Governance
Non-Employee Director Compensation

Our non-employee director compensation program is designed to attract, retain and reward qualified directors and further align the financial interests of our non-employee directors with those of our stockholders. The compensation committee is responsible for reviewing and making recommendations to the board regarding compensation paid to non-employee directors for their board and board committee service. Periodically, the compensation committee reviews our non-employee director compensation program, receiving input from the compensation committee’s independent compensation consultant regarding market practices and the competitiveness of our non-employee director compensation program in relation to the general market and our peer group. The compensation committee last reviewed our non-employee director compensation program in June 2021 and did not recommend any changes to the board.
Under our non-employee director compensation program, non-employee directors receive initial equity grants when they join the board, and annual cash retainers and equity grants for their continued annual service. We also reimburse all reasonable out-of-pocket expenses incurred by directors in order to attend meetings of our board or any committee thereof.
When first appointed to our board, non-employee directors are granted restricted stock unit awards (“RSUs”) having a fair market value of $350,000 on the date of grant. These initial RSU grants vest in equal annual installments on the first three anniversaries of the date on which the non-employee director was appointed to our board, subject to continuous service. Non-employee directors receive the following annual cash retainers for their service:

Position	Annual Cash Retainer ($)
Board Member	30,000
Lead Independent Director	20,000
Audit Committee Chair	20,000
Compensation Committee Chair	15,000
Nominating Committee Chair	8,000
Audit Committee Member other than Chair	10,000
Compensation Committee Member other than Chair	7,500
Nominating Committee Member other than Chair	4,000
In addition, on the date of each Annual Meeting of Stockholders, each non-employee director who will continue as a non-employee director following such meeting will be granted RSUs having a fair market value of $200,000 on the date of grant. These annual RSU grants will fully vest on the earlier of the first anniversary of the grant date or immediately prior to the next Annual Meeting of Stockholders, subject to continuous service.
Under our non-employee director compensation program, all RSUs granted to non-employee directors are settled for shares of our Class A common stock. The non-employee director compensation program provides that these RSUs are subject to full accelerated vesting upon the sale of our company in a Sale Event (as defined in our 2017 Equity Incentive Plan, as amended (the “2017 Plan”)).
The following table presents the total compensation for each person who served as a non-employee director during fiscal 2022, with the exception of Mr. Kourey. Mr. Kourey, who was an employee for a portion of fiscal 2022, received director retainer fees of $3,034 for the portion of the fiscal year in which he served as a non-employee director. Messrs. McKinnon and Kerrest, who were also our employees, received no compensation for their service as directors. The compensation received by Mr. McKinnon as CEO, by Mr. Kourey for his service both as a non-employee director and as CFO, and by Mr. Kerrest as COO is presented in the “Fiscal 2022 Summary Compensation Table” below. Other than as set forth in the tables below, we did not pay any compensation or make any equity awards to our non-employee directors during fiscal 2022.

Okta, Inc.	2022 Proxy Statement	27

Corporate Governance
Fiscal 2022 Director Compensation Table

Name	Fees Earned or Paid In Cash ($)	Stock Awards ($)(1)(2)	Total ($)
Shellye Archambeau	42,962	200,122	243,084
Robert L. Dixon, Jr.	37,500	200,122	237,622
Jeff Epstein(3)	34,239	550,233	584,472
Patrick Grady	40,000	200,122	240,122
Benjamin Horowitz	50,000	200,122	250,122
Rebecca Saeger	41,500	200,122	241,622
Michael Stankey	49,000	200,122	249,122
Michelle Wilson	49,304	200,122	249,426
(1)The amounts reported represent the aggregate grant date fair value of the RSUs granted during fiscal 2022 under our 2017 Plan as computed in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 (“ASC Topic 718”). Such grant date fair values do not take into account any estimated forfeitures related to service-based vesting conditions. The assumptions used in calculating the grant date fair values are set forth in the notes to our consolidated financial statements included in our 2022 Annual Report. These amounts do not necessarily correspond to the actual values recognized or that may be recognized by the directors.
(2)As of January 31, 2022, our non-employee directors held the options and stock awards set forth in the following table:

Name	Shares of Class B Common Stock Underlying Options	RSUs Covering Class A Common Stock
Shellye Archambeau	—	862
Robert L. Dixon, Jr.	—	1,767
Jeff Epstein	—	2,296
Patrick Grady	—	862
Benjamin Horowitz	—	862
Rebecca Saeger	—	862
Michael Stankey	190,000	862
Michelle Wilson	—	862
(3)Mr. Epstein joined our board in May 2021.

28	2022 Proxy Statement	Okta, Inc.

02

Proposal Two: Ratification of the Appointment of Our Independent Registered Public Accounting Firm	Our audit committee has appointed Ernst & Young LLP as our independent registered public accounting firm to perform the audit of our consolidated financial statements for the fiscal year ending January 31, 2023. We are asking our stockholders to ratify this appointment. Ernst & Young LLP has served as our independent registered public accounting firm since 2013.

Our board is submitting the appointment of Ernst & Young LLP to stockholders for ratification as a matter of good corporate governance. In the event our stockholders do not ratify this appointment by a majority of the votes properly cast at the Annual Meeting, our audit committee will reconsider retaining Ernst & Young LLP. Even if the appointment is ratified, our audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the stockholders.

We expect a representative of Ernst & Young LLP will attend the Annual Meeting. That individual will have an opportunity to make a statement and will be available to respond to appropriate questions from stockholders.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

We have adopted a policy under which our audit committee must pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm. As part of its review, our audit committee considers whether the categories of pre-approved services are consistent with rules on accountant independence prescribed by the SEC and the Public Company Accounting Oversight Board (“PCAOB”). Our audit committee pre-approved all services performed by the independent registered public accounting firm in fiscal 2022 in accordance with the foregoing pre-approval policies and procedures.

Okta, Inc.	2022 Proxy Statement	29

Proposal Two: Ratification of the Appointment of Our Independent Registered Public Accounting Firm
Audit Fees

The following table sets forth the fees billed or to be billed by Ernst & Young LLP and its affiliates for professional services rendered with respect to the fiscal years ended January 31, 2022 and 2021. All of these services were approved by our audit committee.

Fee Category	Fiscal 2022 ($)	Fiscal 2021 ($)
Audit Fees(1)	4,518,000	3,096,000
Audit-Related Fees	—	—
Tax Fees(2)	88,000	—
All Other Fees(3)	4,000	8,000
Total Fees	4,610,000	3,104,000
(1)Audit Fees relate to professional services provided in connection with the audit of our consolidated financial statements and audit of internal control over financial reporting, reviews of our quarterly condensed consolidated financial statements, and accounting consultations billed as audit services. For the fiscal year ended January 31, 2021 (“fiscal 2021”), this category also includes fees for services provided in connection with our offering of 0.375% convertible senior notes due June 15, 2026.
(2)Tax Fees relate to professional services provided for permissible tax advisory services in fiscal 2022.
(3)All Other Fees relate to products and services provided other than those disclosed above, which include subscription fees paid for access to online accounting research software applications.
Recommendation of Our Board

OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JANUARY 31, 2023.

30	2022 Proxy Statement	Okta, Inc.

Report of the Audit Committee of the Board of Directors
The information contained in this audit committee report is being furnished and shall not be deemed to be “soliciting material,” “filed” with the SEC, subject to Regulations 14A or 14C of the Exchange Act, or subject to the liabilities of Section 18 of the Exchange Act. No portion of this audit committee report shall be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that Okta specifically incorporates this report or a portion of it by reference.

This report is submitted by the audit committee of the board of directors. The audit committee consists of the directors whose names appear below. No member of the audit committee is an officer or employee of Okta, and the board of directors has determined that each member of the audit committee is “independent” for audit committee purposes as that term is defined under Rule 10A-3 of the Exchange Act and the applicable Nasdaq rules. Each member of the audit committee meets the requirements for financial literacy under the applicable rules and regulations of the SEC and Nasdaq.

The audit committee’s general role is to assist the board of directors in monitoring the company’s financial reporting process and related matters. The audit committee’s specific responsibilities are set forth in its charter.

The audit committee has reviewed the company’s audited consolidated financial statements for its fiscal year ended January 31, 2022, and met with its management team, as well as with representatives of Ernst & Young LLP, the company’s independent registered public accounting firm, to discuss the audited consolidated financial statements and management’s assessment and Ernst & Young’s evaluation of the effectiveness of the company’s internal control over financial reporting as of January 31, 2022. The audit committee also discussed with members of Ernst & Young LLP the matters required to be discussed by the applicable requirements of the PCAOB and the SEC.

In addition, the audit committee received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence. The audit committee has discussed with Ernst & Young LLP the independence of that firm and has considered whether the provision of non-audit services was compatible with maintaining the independence of that firm.

Based on these discussions, the financial statement review, and other matters it deemed relevant, the audit committee recommended to the board of directors that the company’s audited consolidated financial statements for its fiscal year ended January 31, 2022 be included in its Annual Report on Form 10-K for its 2022 fiscal year.

Audit Committee
Jeff Epstein (Chair) Shellye Archambeau Patrick Grady

Okta, Inc.	2022 Proxy Statement	31

03

Proposal Three: Advisory Non-Binding Vote to Approve the Compensation of Our Named Executive Officers
We are asking our stockholders to vote to approve, on an advisory non-binding basis, the compensation of our named executive officers for fiscal 2022 as disclosed in this Proxy Statement. As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation program is designed to drive and reward performance and align the compensation of our named executive officers with the long-term interests of our stockholders. Please read the “Compensation Discussion and Analysis” and the compensation tables and narrative disclosure that follow for information about our executive compensation program, including details of the fiscal 2022 compensation of our named executive officers.
This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation as a whole. This vote is not intended to address any specific element of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Our board and our compensation committee believe that these policies and practices are effective in implementing our compensation philosophy and achieving our compensation program goals.
Accordingly, we are asking our stockholders to vote “FOR” the following resolution:
RESOLVED, that the stockholders hereby approve, on an advisory non-binding basis, the compensation paid to Okta’s named executive officers, as disclosed in the company’s proxy statement for the 2022 Annual Meeting of Stockholders, pursuant to the compensation disclosure rules of the SEC, including in the Compensation Discussion and Analysis, the compensation tables and the narrative discussions that accompany the compensation tables.

Vote Required
The approval of this advisory non-binding proposal requires the affirmative vote of a majority of the voting power of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon.
As an advisory vote, the outcome of the vote on this proposal is not binding. However, our management team, our board and our compensation committee, which is responsible for designing and administering our executive compensation program, value the opinions expressed by our stockholders, and will consider the outcome of this vote when making future executive compensation decisions.

Recommendation of Our Board

OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL, ON AN ADVISORY NON-BINDING BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

32	2022 Proxy Statement	Okta, Inc.

Proposal Three: Advisory Non-Binding Vote to Approve the Compensation of Our Named Executive Officers
Executive Officers
The following table sets forth information regarding our executive officers, including their ages, as of April 25, 2022:

Name	Age	Positions and Offices Held with the Company
Todd McKinnon	50	Chairperson of the Board of Directors, Chief Executive Officer and Director
J. Frederic Kerrest	45	Executive Vice Chairperson of the Board of Directors, Chief Operating Officer and Director
Brett Tighe	42	Chief Financial Officer
Christopher K. Kramer	51	Chief Accounting Officer
Jonathan T. Runyan	46	General Counsel and Secretary
Susan St. Ledger	57	President, Worldwide Field Operations
Information Concerning Executive Officers

In addition to Messrs. McKinnon and Kerrest, who both serve as directors, our executive officers as of April 25, 2022 consisted of the following individuals:
Brett Tighe
Mr. Tighe has served as our Chief Financial Officer since January 2022. Prior to his current role, Mr. Tighe served as our interim Chief Financial Officer from June 2021 to January 2022, Senior Vice President of Finance and Treasurer from May 2017 to June 2021, Vice President, FP&A from June 2016 to May 2017, and as head of worldwide FP&A from April 2015 to May 2016. From May 2004 to March 2015, Mr. Tighe served in various finance roles, most recently as Senior Director, Corporate Finance & Strategy, at salesforce.com, inc., a cloud-based customer relationship management company. Mr. Tighe holds a Master of Business Administration from the University of San Francisco and a Bachelor of Arts from the University of California, Santa Barbara.
Christopher K. Kramer
Mr. Kramer has served as our Chief Accounting Officer since October 2019. Prior to that, Mr. Kramer served as our Vice President, Controller from June 2016 to October 2019 and as our Controller from May 2014 to June 2016. From April 2013 to May 2014, Mr. Kramer served as Vice President, Corporate Controller of Cyan, Inc., a global supplier of software-defined networks. From December 2008 to April 2013, Mr. Kramer served as Vice President, Assistant Controller of Riverbed Technology, Inc., an information technology performance company. Mr. Kramer holds a Bachelor of Science in accounting from California Polytechnic State University, San Luis Obispo, and is a licensed CPA (inactive) in the State of California.
Jonathan T. Runyan
Mr. Runyan has served as our General Counsel since January 2015 and our Secretary since July 2015. From January 2011 to January 2015, Mr. Runyan served as a Partner and Associate at Goodwin Procter LLP, a law firm, where he practiced corporate and securities law, primarily advising companies and investors in technology industries. From September 2006 to December 2010, Mr. Runyan served as an Associate at Gunderson Dettmer, LLP, a law firm. Mr. Runyan holds a Masters in Business Administration from the Yale School of Management, a Juris Doctor from the University of California, Hastings, and a Bachelor of Science in business administration from San Diego State University.
Susan St. Ledger
Ms. St. Ledger has served as our President, Worldwide Field Operations since February 2021. Previously, Ms. St. Ledger served at Splunk Inc., a data analytics company, as President, Worldwide Field Operations from 2017 to February 2021 and as Senior Vice President, Chief Revenue Officer from 2016 to 2017. Ms. St. Ledger served as Chief Revenue Officer, Marketing Cloud at salesforce.com, inc., a provider of enterprise cloud computing software, from 2012 to 2016. In 2012, Ms. St. Ledger served as President at Buddy Media, a social media marketing platform that was acquired by salesforce. Previously, Ms. St. Ledger served in a variety of senior sales management roles at salesforce and Sun Microsystems, Inc., a provider of network computing infrastructure solutions. Ms. St. Ledger has served on the board of directors of HashiCorp, Inc., a software infrastructure company, since November 2019. Ms. St. Ledger holds a B.S. degree from the University of Scranton.

Okta, Inc.	2022 Proxy Statement	33

Compensation Discussion and Analysis	This Compensation Discussion and Analysis describes our executive compensation program and the decisions in fiscal 2022 regarding the compensation for:

	Todd McKinnon	our CEO, Chairperson of the Board of Directors and co-founder;
	Brett Tighe	our CFO, who served as interim CFO during a part of fiscal 2022;
	J. Frederic Kerrest	our COO, Executive Vice Chairperson of the Board of Directors and co-founder;
	Jonathan T. Runyan	our General Counsel;
	Susan St. Ledger	our President, Worldwide Field Operations;
	Michael Kourey	our former CFO, who served from March 8, 2021 to May 31, 2021; and
	William E. Losch	our former CFO, who retired on March 8, 2021.

Executive Transitions During Fiscal 2022

Charles Race retired from the role of President, Worldwide Field Operations at the end of fiscal 2021 (January 31, 2021) and was succeeded by Ms. St. Ledger on February 1, 2021. Mr. Losch retired from the role of CFO on March 8, 2021 and was succeeded by Mr. Kourey, previously a member of our board, who served as our CFO through May 31, 2021. Mr. Tighe, who was serving as our Senior Vice President of Finance and Treasurer, was appointed our interim CFO effective June 1, 2021 and our permanent CFO effective January 28, 2022. Mr. Losch continued to serve as an advisor throughout fiscal 2022 and into fiscal 2023 at the request of our company to help facilitate the CFO transitions.

This Compensation Discussion and Analysis provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program and each element of compensation that we provide. In addition, we explain how and why the compensation committee arrived at the specific compensation policies and decisions involving our named executive officers for and during fiscal 2022.

Executive Summary

Okta is the leading independent identity provider. Our vision is to accelerate a world where everyone can safely use any technology, and we believe identity is the key to making that happen. Our mission is to bring simple and secure digital access to people and organizations everywhere. The Okta Identity Cloud is powered by our category-defining platform that enables our customers to securely connect the right people to the right technologies and services at the right time.

34	2022 Proxy Statement	Okta, Inc.

Compensation Discussion and Analysis
Highlights of Fiscal 2022 Corporate Performance
Specific financial highlights of our performance in fiscal 2022 include:
•Acquisition of Auth0, Inc.: On May 3, 2021, we completed our previously announced acquisition of Auth0, our largest and most ambitious acquisition to date. This transaction will accelerate our growth in the $80 billion identity market.
•Revenue: Total revenue was $1.30 billion, an increase of 56% year-over-year. Subscription revenue was $1.25 billion, an increase of 57% year-over-year. On an Okta standalone basis (excluding $140 million attributable to the acquisition of Auth0), total revenue grew 39% year-over-year.
•Remaining Performance Obligations (“RPO”): RPO, or subscription backlog, was $2.69 billion, an increase of 50% year-over-year. Current RPO, which is contracted subscription revenue expected to be recognized over the next 12 months, was $1.35 billion, an increase of 60% year-over-year.
•Operating Income/Loss: GAAP (as defined below) operating loss was $767 million, or 59% of total revenue, compared to a GAAP operating loss of $204 million, or 24% of total revenue for fiscal 2021. Non-GAAP operating loss was $74 million, or 6% of total revenue, compared to non-GAAP operating income of $8 million, or 1% of total revenue for fiscal 2021.
•Net Income/Loss: GAAP net loss was $848 million, compared to a GAAP net loss of $266 million for fiscal 2021. GAAP net loss per share was $5.73, compared to a GAAP net loss per share of $2.09 for fiscal 2021. GAAP net loss and GAAP net loss per share include $385 million and $2.60, respectively, attributable to Auth0. Non-GAAP net loss was $68 million, compared to non-GAAP net income of $16 million for fiscal 2021. Non-GAAP basic and diluted net loss per share was $0.46, compared to non-GAAP basic and diluted net income per share of $0.13 and $0.11, respectively, for fiscal 2021.
•Cash Flow: Net cash provided by operations was $104 million, or 8% of total revenue, compared to $128 million, or 15% of total revenue, for fiscal 2021. Free cash flow was $87 million, or 7% of total revenue, compared to $111 million, or 13% of total revenue, for fiscal 2021.
•Customers: Added over 5,000 customers bringing our total customer count to 15,000.
To supplement our consolidated financial statements, which are prepared and presented in accordance with accounting principles generally accepted in the United States (“GAAP”), we provide investors with certain non-GAAP financial measures, including non-GAAP operating income (loss), non-GAAP operating margin, non-GAAP net income (loss), non-GAAP net income (loss) per share, basic and diluted and free cash flow. For a full reconciliation for each non-GAAP financial measure to the most directly comparable financial measure stated in accordance with GAAP, please see the “Non-GAAP Financial Measures” section of Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (pages 62 to 65) of our 2022 Annual Report on Form 10-K filed with the SEC on March 7, 2022 and Exhibit 99.1 to our Current Report on Form 8-K filed with the SEC on March 2, 2022.
Key Actions of Fiscal 2022 Executive Compensation Program
Consistent with our performance and compensation objectives for fiscal 2022, our compensation committee took the following key actions relating to the compensation of our named executive officers for fiscal 2022:
•Base Salary: Maintained the annual base salaries of our CEO and COO for fiscal 2022 at their fiscal 2021 levels, while increasing the annual base salary of Mr. Runyan by 12% in recognition of his performance during the past fiscal year and to more closely align with peer group compensation levels for similarly-situated executives. Established the annual base salaries of Ms. St. Ledger and Mr. Kourey in connection with their appointment as our President, Worldwide Field Operations and CFO, respectively, as described below. Increased the annual base salary of Mr. Tighe by approximately 9% when he was appointed our interim CFO effective June 1, 2021.
•Short-Term Incentive Compensation: After achieving the performance objectives established for the first fiscal quarter of fiscal 2022 (First Performance Period, i.e., pre-Auth0) and the second through fourth fiscal quarters of fiscal 2022 (Second Performance Period, i.e., inclusive of Auth0) under our Senior Executive Incentive Bonus Plan (the “Bonus Plan”) at 125.1%, our compensation committee used negative discretion to reduce the payout for internal pay equity purposes to 102.8%, consistent with the achievement of goals established for our broader employee population. See “Elements of Our Executive Compensation Program–Annual Performance-Based Incentive Compensation” below for more information regarding the division of our Bonus Plan into two performance periods.
•Long-Term Incentive Compensation: Granted annual long-term incentive compensation in the form of options to purchase shares of our Class A common stock and service-based RSUs that may be settled for shares of our Class A common stock to align the long-term incentive opportunities of our named executive officers with the interests of our stockholders.

Okta, Inc.	2022 Proxy Statement	35

Compensation Discussion and Analysis
•Supplemental Stock Option Grants: Granted options to purchase shares of our Class A common stock to our CEO, COO and Mr. Runyan in April 2021 to motivate these individuals to successfully execute the integration of Auth0, our largest and most ambitious acquisition to date, into our company, to ensure the stability of our senior leadership team as we added new executive officers at two critical positions within our company, and to reinstate meaningful incentives for long-term retention. See “Elements of Our Executive Compensation Program–Long-Term Incentive Compensation–Supplemental Stock Option Awards” below for more information relating to these grants including their rationale.
•New Compensation Arrangements: In connection with Ms. St. Ledger’s, Mr. Kourey’s and Mr. Tighe’s appointments as executive officers during fiscal 2022, we entered into compensation packages with them that were intended to be aligned with the compensation packages offered by our peer group companies, incentivize superior performance and provide significant retentive value.
Fiscal 2022 Executive Compensation Policies and Practices

Our executive compensation policies and practices reinforce our pay-for-performance philosophy and align with sound governance principles. Listed below are highlights of our fiscal 2022 compensation policies and practices.

What We Do	What We Do Not Do
Use a “pay-for-performance” philosophy to align executive compensation with performance	No “single-trigger” cash or equity change-in-control payments or benefits for our executive officers
Use equity-based compensation to deliver a significant majority of the total compensation of our executive officers to further align their interests with those of our stockholders	No tax reimbursement payments or “gross-ups” for any tax liability on severance or change-in-control payments or benefits
Establish maximum payout amounts under our Senior Executive Bonus Plan and require a threshold level of achievement for payout with respect to each performance measure	No guaranteed bonuses and no guaranteed base salary increases
Conduct an annual risk assessment of our executive and broad-based compensation programs to promote prudent risk management	No post-termination retirement, pension or deferred compensation benefits, other than participation in our Section 401(k) plan on the same terms as other employees
Maintain a compensation committee consisting solely of independent directors with extensive relevant experience	No material perquisites other than security costs for our CEO and no health or other benefits, other than those that are generally available to our employees
Conduct an annual review of our executive compensation strategy, competitiveness and compensation peer group	No strict benchmarking of compensation to a specific percentile of our compensation peer group
Retain an independent compensation consultant who reports directly to our compensation committee	No hedging or pledging of our securities by our directors or any employees, including our officers

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Compensation Discussion and Analysis
Non-Binding Advisory Stockholder Vote on Named Executive Officer Compensation

Our company and our compensation committee value the input of our stockholders. In fiscal 2022, we conducted a non-binding, stockholder advisory vote on the compensation of our named executive officers (commonly known as a “Say-on-Pay” vote). Approximately 94.5% of the votes cast on our Say-on-Pay proposal were favorable, which reflected strong stockholder support for our executive compensation program.
In fiscal 2022, consistent with the prior two years, members of our management team contacted over 30 of our top institutional stockholders to discuss our business, ESG initiatives, board composition and executive compensation program. We contacted stockholders representing nearly 50% of our outstanding common stock, or over 51% of our outstanding common stock excluding shares held by our executive officers and the members of our board, and engaged in extensive discussions with several of our largest stockholders. Our team met with governance professionals from passive funds as well as portfolio managers from active funds. The breadth of our outreach program enabled us to gather feedback from a significant cross-section of our stockholder base.
Based on these discussions, our compensation committee learned that our stockholders continued to be supportive of our annual executive compensation program and the alignment between executive officer pay and our company’s performance. However, while a number of stockholders considered stock options to be performance-based, some expressed concern that the one-time supplemental stock option awards granted to certain executive officers in fiscal 2022 did not have performance-based conditions.
Based in part on the stockholder feedback we received in these discussions, our compensation committee implemented a new performance-based RSU (“PSU”) program for our named executive officers in fiscal 2023 other than our CEO and COO, who requested that they not be granted equity awards in fiscal 2023. We value the opinions of our stockholders, and when making compensation decisions for our executive officers in the future, our board and our compensation committee intend to consider the outcome of the Say-on-Pay vote, in addition to other stockholder feedback we may receive throughout the year.
Executive Compensation Philosophy, Objectives and Design

Our compensation philosophy is that an executive compensation program should drive and reward performance and further align the compensation of our executive officers with the long-term interests of our stockholders. Consistent with this philosophy, our executive compensation program is designed to achieve the following primary objectives:
•attract, motivate, incent and retain our executive officers, who contribute to our long-term success;
•provide compensation packages to our executive officers that are competitive and drive and reward the achievement of our business objectives; and
•effectively align our executive officers’ interests with the interests of our stockholders by focusing on long-term equity incentives that correlate with the growth of sustainable long-term value for our stockholders.
Our executive compensation program design incorporates a mix of compensation elements, including base salary, short-term incentive compensation opportunities, long-term incentive compensation in the form of equity awards and benefits (such as change-in-control payments and benefits), to attract and retain our named executive officers. In determining the amount of each element of direct compensation awarded to our named executive officers, our compensation committee does not apply any fixed percentage of any one element in relation to the overall compensation package. Rather, our compensation committee looks at the overall compensation package and the relative amount of each element on a stand-alone basis for each individual to determine whether such amounts and mix of elements are consistent with the basic principles and objectives of our overall executive compensation program.
A significant majority of the compensation opportunity for our named executive officers is weighted toward equity, as opposed to cash compensation. We structure our executive compensation program to be heavily weighted toward long-term equity incentives as we continue to transition the compensation of our named executive officers to levels that are more consistent with executive compensation in our compensation peer group and which also address the highly competitive labor market for executive talent in the San Francisco Bay Area, which we also believe correlates with the growth of sustainable long-term value for our stockholders.
We evaluate our executive compensation philosophy and executive compensation program, including design and competitiveness, at least annually and as circumstances require. As part of this review process, our compensation committee applies our values and the objectives outlined above.

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Compensation Discussion and Analysis
Compensation Committee Oversight of Executive Compensation Process

Our compensation committee discharges many of the responsibilities of our board relating to the compensation of our executive officers and the non-employee members of our board (described in “Corporate Governance—Non-Employee Director Compensation” above), and regularly reports to our board on its discussions, decisions and other actions. Our compensation committee has overall responsibility for overseeing our compensation structure, policies and programs generally and for overseeing and evaluating the compensation plans, policies and practices applicable to our executive officers. Our compensation committee has the authority to retain, and has retained, an independent compensation consultant to provide support to the committee in its review and oversight of our executive compensation program.
Our compensation committee reviews the base salary levels, short-term incentive compensation opportunities and long-term incentive compensation opportunities of our named executive officers each fiscal year at the beginning of the year, or more frequently as warranted. Long-term incentive compensation is granted on a regularly-scheduled basis, as described in “Other Compensation Policies—Amended and Restated Equity Award Grant Policy” below.
Compensation-Setting Process

Role of the Compensation Committee
Our compensation committee determines the target total direct compensation opportunities for our executive officers. When making these decisions, our compensation committee reviews the recommendations of our CEO and other data, including input from its compensation consultant, compensation survey data and publicly-available compensation data of our peers. Our compensation committee then exercises its independent judgment to determine the target total direct compensation, and each element of compensation, for each of our executive officers.
Our compensation committee does not use a single method or measure in making its determinations, nor does it establish specific targets for the total direct compensation opportunities of our executive officers. Nonetheless, as it continues to adjust the compensation of our named executive officers to levels that are more consistent with those of our compensation peer group, our compensation committee begins its deliberations on cash and equity compensation levels with reference to the 25th, 50th and 75th percentile levels for cash compensation and target total direct compensation as reflected in competitive market data. For more information, see “Competitive Positioning” below.
When determining the amount and approving each compensation element and the target total direct compensation opportunity for our executive officers, our compensation committee considers the following factors, among others:
•our performance against the corporate performance objectives established by our compensation committee and our board;
•our financial performance relative to our compensation peer group;
•the compensation levels and practices of our compensation peer group and/or selected broad-based compensation surveys;
•each individual executive officer’s skills, experience and qualifications relative to other similarly-situated executives at the companies in our compensation peer group and/or selected broad-based compensation surveys;
•the scope of each individual executive officer’s role compared to other similarly-situated executives at the companies in our compensation peer group and/or selected broad-based compensation surveys; and
•the performance of each individual executive officer, based on a subjective assessment of his or her contributions to our overall performance, ability to lead his or her function and ability to work as part of a team.
These items reflect our core values and compensation parity among our individual executive officers and provide the framework for compensation decision-making and final decisions regarding the compensation opportunity for each executive officer. No single factor acts to determine specific pay levels, nor was the impact of any factor on the ultimate pay level decisions quantifiable. Instead, our compensation committee uses its judgment to evaluate the factors as a whole in reaching compensation decisions.
Role of our CEO
In discharging its responsibilities, our compensation committee works with members of management, including our CEO. Management assists our compensation committee by providing information on corporate and individual performance, financial impact analysis, competitive market compensation data and management’s perspective on compensation matters. Our CEO makes compensation recommendations for each of our executive officers other than recommendations providing compensation to himself. These recommendations cover each executive officer’s target total direct compensation, consisting of base salary,

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Compensation Discussion and Analysis
short-term incentive compensation opportunity and long-term incentive compensation in the form of equity. In making these recommendations, our CEO considers a variety of factors, including our business results, the executive officer’s individual contribution toward these results, the executive officer’s role and performance of his or her duties, whether the executive officer has achieved his or her individual goals and the relative compensation parity among all of our executive officers.
In fiscal 2023, our CEO and COO requested that our compensation committee refrain from making an annual equity grant to themselves, and to reallocate the equity to our other named executive officers and other employees.
Our compensation committee reviews the recommendation of our CEO and other data and then exercises its own independent judgment to determine the target total direct compensation, and each element thereof, for each of our executive officers, including our CEO. While our CEO typically attends meetings of our compensation committee, our compensation committee meets in executive session outside the presence of our CEO when determining his compensation and when discussing certain other matters as well.
Role of the Compensation Consultant
Our compensation committee engages a compensation consultant to assist it by providing information, analysis and other advice relating to our executive compensation program and the decisions resulting from the committee’s annual executive compensation review. For fiscal 2022, our compensation committee retained Compensia, a national compensation consulting firm with expertise relating to technology companies, to provide it with market information, analysis and other advice relating to executive compensation on an ongoing basis. Compensia was engaged directly by our compensation committee to, among other things:
•assist in developing a relevant group of peer companies to help our compensation committee determine the appropriate level of overall compensation for our executive officers;
•assess each separate element of compensation, with a goal of ensuring that the compensation we offer to our executive officers, individually as well as in the aggregate, is competitive and fair;
•review compensation for the non-employee members of our board;
•provide market practices for equity compensation design;
•conduct an executive compensation risk assessment;
•coordinate with our management for data collection and job matching for our executive officers; and
•support other ad hoc matters, such as compensation packages for new executive officers, throughout the year.
Based on its consideration of the factors specified in SEC rules and the Nasdaq listing standards, our compensation committee does not believe that its relationship with Compensia and the work of Compensia on behalf of our compensation committee has raised any conflict of interest. Our compensation committee reviews these factors on an annual basis. As part of our compensation committee’s determination of Compensia’s independence, it received written confirmation from Compensia addressing these factors and stating its belief that it remains an independent compensation consultant to our compensation committee.
Competitive Positioning
For purposes of comparing our executive compensation against the competitive market, our compensation committee reviews and considers the compensation levels and practices of a group of peer companies.
In September 2020, with the assistance of Compensia, our compensation committee reviewed our compensation peer group used for compensation decisions for fiscal 2022, which was generally developed from publicly-traded companies with three primary characteristics:
•a focus on software, with an emphasis on software-as-a-service and cloud business models;
•revenue of 0.5 to 3.0 times our annual revenue; and
•a range of 0.25 to 4.0 times our market capitalization.
Where appropriate, we further refined our peer group by focusing on companies with strong one-year and three-year revenue growth (where possible), strong market capitalization-to-revenue multiples and on companies based in the San Francisco Bay Area or in other U.S. metropolitan areas. Based on the foregoing review, our compensation committee removed Anaplan, New Relic, Proofpoint and Qualys from the compensation peer group and added Datadog and ServiceNow for fiscal 2022.

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Compensation Discussion and Analysis
Based on the foregoing, in October 2020 our compensation committee approved the following compensation peer group to assist with the determination of compensation for our executive officers:

Coupa Software	MongoDB	Splunk
Crowdstrike Holdings	Palo Alto Networks	Twilio
Datadog	Paycom Software	Veeva Systems
DocuSign	RingCentral	Zendesk
Dropbox	ServiceNow	Zoom Video Communications
Hubspot	Slack Technologies	Zscaler
Our compensation committee uses data drawn from the public filings of the companies in our compensation peer group, as well as data from a custom cut of the Radford Global Technology survey (which included 15 of our 18 peer companies), to evaluate the competitive market when determining the total direct compensation packages for our executive officers.
Our compensation committee reviews our compensation peer group at least annually and makes adjustments to its composition, if warranted, taking into account changes in both our business and the businesses of our peers.
Elements of Our Executive Compensation Program

Our executive compensation program consists of the following primary elements:
•base salary;
•short-term incentive compensation in the form of bonuses;
•long-term incentive compensation in the form of equity awards; and
•severance and change-in-control-related payments and benefits.
We also provide our executive officers with comprehensive employee benefit programs, such as medical, dental and vision insurance, a Section 401(k) plan, life and disability insurance, flexible spending accounts, an employee stock purchase plan and other plans and programs made available to all our eligible employees.
We believe these elements provide a compensation package that attracts and retains qualified individuals, links individual performance to company performance, focuses the efforts of our executive officers on the achievement of both our short-term and long-term objectives and further aligns the interests of our executive officers with those of our stockholders.
Base Salaries
We provide base salary as a fixed source of compensation for each of our executive officers, allowing them a degree of certainty relative to the significant majority of their compensation that is based on equity awards, the value of which varies and, in the case of options to purchase shares of our Class A common stock, is contingent on our stock price appreciation. Our compensation committee recognizes the importance of base salaries as an element of compensation that helps to attract and retain highly qualified executive talent.
Other than with respect to our co-founders, the initial base salary of each executive officer is established through arm’s-length negotiation at the time the executive officer is hired, taking into account a variety of factors, including the executive officer’s qualifications, experience and compensation expectations and competitive market data. At the beginning of each year, our compensation committee reviews, and adjusts as necessary, base salaries for each of our executive officers, including our co-founders. Our compensation committee does not apply specific formulas in setting base salary levels or determining adjustments from year to year. However, in completing its annual review and adjustment, our compensation committee targets paying our executive officers base salaries that are competitive with current market practice (as reflected by our compensation peer group and/or selected broad-based compensation surveys).
In April 2021, in connection with its review of our executive compensation program, our compensation committee reviewed the annual base salaries of our executive officers, including our named executive officers, and determined that the annual base salaries of our CEO and COO would remain the same as in effect for fiscal 2021. Our compensation committee also determined to increase the annual base salary of Mr. Runyan by 12% in recognition of his performance during the prior fiscal year and to more closely align with peer group compensation levels for similarly-situated executives. The annual base salaries of Ms. St. Ledger and Mr. Kourey were approved by our compensation committee in December 2020 following its review of competitive market data and arm’s-length negotiations as part of their “new hire” compensation packages. Mr. Tighe’s base salary was increased by

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Compensation Discussion and Analysis
approximately 9% effective June 1, 2021 in connection with his promotion to interim CFO following our compensation committee’s review of competitive market data. Mr. Losch’s annual base salary remained $350,900 throughout fiscal 2022 as he worked as an advisor to the company and transitioned his duties to Mr. Kourey and later to Mr. Tighe.
The annual base salaries of our named executive officers for fiscal 2022 were as follows:
Annual Base Salaries for Fiscal 2022

Named Executive Officer	Fiscal 2021 Base Salary ($)	Fiscal 2022 Base Salary(1) ($)	Percentage Increase in Annual Base Salary
Mr. McKinnon	306,000	306,000	---
Mr. Tighe	367,100(1)	400,000	9.0%
Mr. Kerrest	362,585	362,585	---
Mr. Runyan	331,900	371,728	12.0%
Ms. St. Ledger	---	525,000	---
Mr. Kourey	---	400,000	---
Mr. Losch	350,900	350,900	---
(1)Base salary changes were effective February 1, 2021, other than for Mr. Tighe, whose initial salary as our interim CFO was effective June 1, 2021. Prior to his promotion, Mr. Tighe’s annual base salary was $367,100.
The base salaries actually paid to our named executive officers during fiscal 2022 are set forth in the “Fiscal 2022 Summary Compensation Table” below.
Annual Performance-Based Incentive Compensation
We use performance-based incentives to motivate our named executive officers to achieve our annual financial and operational objectives, while making progress toward our longer-term strategic and growth goals. Typically, near the beginning of each fiscal year, our compensation committee adopts the performance criteria and targets for our Bonus Plan for that fiscal year and establishes the target annual incentive compensation opportunity for each plan participant based on a percentage of each participant’s base salary, the performance measures and the associated target levels for each measure and the potential payouts based on actual performance for the fiscal year. In addition, our compensation committee considers the factors described in “Compensation-Setting Process—Role of the Compensation Committee” above.
Overview and Structure
In April 2021, in the period between announcement and completion of our acquisition of Auth0, our compensation committee adopted the initial performance criteria and related target levels under the Bonus Plan for fiscal 2022, determining that it would wait until after the closing of the Auth0 acquisition before adjusting the performance criteria and related target levels to reflect expectations of the combined company. As described below, while the Bonus Plan originally provided for an annual performance period, after reviewing pro forma expectations of the combined company, our compensation committee determined to adjust the Bonus Plan to measure two separate performance periods; the first fiscal quarter of fiscal 2022 based on our company’s organic financial results while the transaction was still pending, and the second through fourth fiscal quarters which combined the financial results during that period of our company and Auth0. Our compensation committee later exercised negative discretion to reduce payouts under the Bonus Plan for internal pay equity purposes.
Target Annual Incentive Compensation Opportunities
In April 2021, in connection with its review of our executive compensation program, our compensation committee determined that the target annual incentive compensation percentages of our CEO, COO and Mr. Runyan would remain the same as in effect for fiscal 2021. The target annual incentive compensation opportunities of Ms. St. Ledger and Mr. Kourey were approved by our compensation committee in December 2020 as part of their “new hire” compensation packages. The target annual incentive compensation opportunity for Mr. Tighe was increased in connection with his promotion to interim CFO on June 1, 2021. Mr. Losch did not participate in our Bonus Plan for fiscal 2022.

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Compensation Discussion and Analysis
The target annual incentive compensation opportunities of our named executive officers for fiscal 2022 were as follows:
Target Annual Incentive Compensation Opportunities for Fiscal 2022

Named Executive Officer	Fiscal 2022 Base Salary ($)	Target Performance-Based Incentive as Percentage of Base Salary	Target Performance-Based Incentive Under the Bonus Plan ($)
Mr. McKinnon	306,000	65%	198,900
Mr. Tighe(1)	400,000	65%	260,000
Mr. Kerrest	362,585	60%	217,551
Mr. Runyan	371,728	50%	185,864
Ms. St. Ledger	525,000	100%	525,000
Mr. Kourey	400,000	65%	260,000
Mr. Losch	350,900	0%	—
(1)Mr. Tighe’s annual incentive compensation opportunity was increased from 30% of annual base salary to 65% of annual base salary on June 1, 2021 in connection with his promotion to interim CFO. The amount paid to Mr. Tighe was pro-rated to reflect his initial and adjusted annual base salary and his initial and adjusted annual incentive compensation opportunity percentages.
Corporate Performance Measures
To measure performance for purposes of the Bonus Plan, in the first quarter of fiscal 2022 our compensation committee selected revenue (weighted 70%) and non-GAAP operating income (weighted 30%) as the corporate performance measures that best supported our annual operating plan and enhanced long-term value creation for our stockholders. For this purpose:
•revenue meant GAAP revenue as reflected in our quarterly and annual financial statements; and
•non-GAAP operating income meant GAAP operating income as reflected in our quarterly and annual financial statements, adjusted to exclude expenses related to stock-based compensation expense, non-cash charitable contributions, amortization of acquired intangibles and acquisition-related expenses.
Bonus Plan Funding Methodology
In view of the timing of the completion of the acquisition of Auth0 (completed at the start of the second quarter of fiscal 2022), our compensation committee determined in August 2021 that, for purposes of measuring our performance for fiscal 2022, the Bonus Plan should be divided into two performance periods:
•The first performance period, representing the first fiscal quarter of fiscal 2022, would be based on our company’s organic results for revenue and non-GAAP operating income for that period. The targets for these corporate performance measures reflected our anticipated results for that period based on our original operating plan and were not changed from the targets initially approved by the committee in the first quarter.
•The second performance period, representing the second through fourth fiscal quarters of fiscal 2022, would be based on the consolidated revenue and non-GAAP operating income for our company and Auth0 based on our revised operating plan for that period.
For each of these performance periods, our compensation committee set high thresholds to ensure that incentive payments would only follow significant achievement. As a threshold matter, our named executive officers were eligible for annual incentive compensation payouts for fiscal 2022 under the Bonus Plan only if we met or exceeded 95% with respect to the revenue target for a performance period and if we met or exceeded 87.5% with respect to the non-GAAP operating income for the first fiscal quarter and met or exceeded 92.5% with respect to the non-GAAP operating income target for the last three fiscal quarters of the fiscal year. On the other end of the spectrum, revenue achievement of 106% of target would result in a maximum payout of 150%, and non-GAAP operating income achievement of 133.3% of target for the first fiscal quarter and 110.8% of target for the last three fiscal quarters of the fiscal year would result in a maximum payout of 150%. Total payouts were capped at 150% of the target annual cash incentive compensation opportunities to manage potential incentive compensation costs and avoid incentivizing undue risk in our executive compensation program, while still maintaining appropriate incentives for our named executive officers. Our compensation committee also retained discretion to reduce payouts if it determined it was necessary or appropriate.

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Compensation Discussion and Analysis
First Performance Period
The target levels required for 100% achievement for the corporate performance measures under the Bonus Plan for the first performance period (weighted 25% of the full year bonus amount) were $246.9 million for revenue and negative $24.7 million for non-GAAP operating income. With respect to the revenue component, 95% achievement would result in 25% of payment funding. For each additional 1% achievement between 95% and 100% of target, payment funding would increase an additional 15%. Each additional 1% achievement between 100% and 102% of target would result in an additional 1% of payment funding and each additional 1% achievement between 102% and 106% of target would result in an additional 12% of payment funding, with a maximum funding of 150% at 106% achievement or greater.
With respect to the non-GAAP operating income component, achievement of negative $27.8 million would result in 50% of payment funding. For each additional 1% of achievement between negative $27.8 million and negative $24.7 million, payment funding would increase an additional 4% of payment funding. Each additional 1% of achievement between negative $24.7 million and negative $16.5 million would result in an additional 1.5% of payment funding, with a maximum funding of 150% at achievement of negative $16.5 million or better.
Second Performance Period
The target levels required for 100% achievement for the corporate performance measures under the Bonus Plan for the second performance period (weighted 75% of the full year bonus amount) were $1,014.8 million for revenue and negative $136.4 million for non-GAAP operating income. With respect to the revenue component, 95% achievement would result in 25% of payment funding. For each additional 1% achievement between 95% and 100% of target, payment funding would increase an additional 15%. Each additional 1% achievement between 100% and 102% of target would result in an additional 1% of payment funding and each additional 1% achievement between 102% and 106% of target would result in an additional 12% of payment funding, with a maximum funding of 150% at 106% achievement or greater.
With respect to the non-GAAP operating income component, achievement of negative $146.7 million would result in 50% of payment funding. For each additional 1% of achievement between negative $146.7 million and negative $136.4 million, payment funding would increase an additional 6.6% of payment funding. Each additional 1% of achievement between negative $136.4 million and negative $121.7 million would result in an additional 4.6% of payment funding, with a maximum funding of 150% at achievement of negative $121.7 million or better.
Performance in Fiscal 2022 and Payouts
In March 2022, our compensation committee assessed performance and determined payouts under our Bonus Plan in the two-part process described above. First, our compensation committee measured actual Bonus Plan performance against the pre-established target levels for each performance period. Second, after the end of the performance period, our compensation committee exercised its negative discretion to determine the actual payout. For fiscal 2022, we exceeded the target performance levels for each performance period under the Bonus Plan as follows:
First Performance Period

Performance Measure	Adjusted Target ($)	Result ($)	Actual Achievement of Target
Revenue	246,900,000	251,000,000	101.7%
Non-GAAP Operating Income	(24,700,000)	(15,900,000)	135.6%
Second Performance Period

Performance Measure	Adjusted Target ($)	Result ($)	Actual Achievement of Target
Revenue	1,014,800,000	1,049,200,000	103.4%
Non-GAAP Operating Income	(136,400,000)	(56,400,000)	158.6%
For the first performance period, as achievement of the revenue metric resulted in payment funding of 101.7% and achievement of the non-GAAP operating income metric resulted in payment funding of 150.0%, the resulting total achievement percentage for the first performance period was 116.2%. For the second performance period, as achievement of the revenue metric resulted in payment funding of 118.7% and achievement of the non-GAAP operating income metric resulted in payment funding of 150.0%, the resulting total achievement percentage for the second performance period was 128.1%. Based on a relative weighting of 25% for the first performance period and 75% for the second performance period, the total achievement percentage for fiscal 2022 was 125.1%. After considering the recommendation of our CEO, our compensation committee exercised negative discretion and reduced our named executive officer bonus payouts to 102.8%, consistent with the payout level of the bonus program applicable to our broader employee population.

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Compensation Discussion and Analysis
As a result, the total payouts to our named executive officers under the Bonus Plan in fiscal 2022 were as follows:

Named Executive Officer	Fiscal 2022 Target Annual Performance-Based Incentive Compensation Opportunity ($)	Fiscal 2022 Actual Annual Performance-Based Incentive Compensation ($)
Mr. McKinnon	198,900	204,469
Mr. Tighe(1)	260,000	215,431
Mr. Kerrest	217,551	223,642
Mr. Runyan	185,864	191,068
Ms. St. Ledger	525,000	539,700
(1)Reflects Mr. Tighe’s pro-rated bonus based on his initial and adjusted base salary and annual incentive compensation opportunity percentages.
In connection with his separation, we agreed to pay Mr. Kourey a cash payment of $195,000 representing nine months of his target annual incentive compensation opportunity under the Bonus Plan, as described more fully below under “Mr. Kourey’s Employment and Separation Arrangements.”
The Bonus Plan provides that the incentive compensation payouts will be made in fully-vested RSUs, instead of cash, in order to further align the interests of our executive officers with those of our stockholders. The number of fully-vested RSUs granted to the applicable named executive officer in satisfaction of the amount payable under the Bonus Plan was determined by dividing the earned incentive compensation amount payable (expressed as a dollar value) by the average closing price of our Class A common stock on the Nasdaq during the month prior to the date of grant, consistent with our Amended and Restated Equity Award Grant Policy.
The grant date fair value of the RSUs earned by our named executive officers during fiscal 2022 under the Bonus Plan are set forth in the “Fiscal 2022 Summary Compensation Table” below.
Long-Term Incentive Compensation
We view long-term incentive compensation in the form of equity awards as a critical element of our executive compensation program. The realized value of these equity awards has a direct relationship to our stock price; therefore, these awards are an incentive for our executive officers to create value for our stockholders. Equity awards also help us retain qualified executive officers in a competitive market.
Historically, our compensation committee has granted equity awards in the form of options to purchase shares of our Class A common stock and service-based RSU awards that are settled for shares of our Class A common stock. We believe that stock options provide a strong reward for growth in the market price of our common stock, as their entire value depends on stock price appreciation over the exercise price on the grant date. In addition, stock options provide a strong incentive for our executive officers to remain employed with us as they require continued employment through the multi-year vesting period. We further believe that RSU awards provide a strong retention incentive for our executive officers, provide a reward for growth in the value of our common stock and are less dilutive than stock options to our stockholders.
Long-term incentive compensation opportunities in the form of equity awards are granted by our compensation committee on a regularly-scheduled basis, as described in “Other Compensation Policies—Amended and Restated Equity Award Grant Policy” below and are typically granted annually.
Annual Equity Awards
For fiscal 2022, our compensation committee determined that the annual equity awards to be granted to our executive officers, including our named executive officers, should be divided equally to deliver half of the intended aggregate value in options to purchase shares of our Class A common stock and the remaining half in service-based RSUs, with aggregate value determined in accordance with our Amended and Restated Equity Award Grant Policy.
In determining the aggregate value of the equity awards granted to our executive officers in fiscal 2022, our compensation committee considered our performance, market data for each executive officer, the criticality of individual roles, the individual skills, experience and performance of each executive officer and the mix of cash and equity compensation to ensure that equity awards would motivate the creation of long-term value.

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Compensation Discussion and Analysis
In April 2021, our compensation committee granted the following annual equity awards to our then-incumbent named executive officers (other than Ms. St. Ledger and Mr. Kourey, who had recently been granted “new hire” equity awards):
Annual Equity Awards for Fiscal 2022

Named Executive Officer	Options to Purchase Shares of our Class A Common Stock (grant value) ($)	Options to Purchase Shares of our Class A Common Stock (number of shares)(1)	RSU Awards That May be Settled for Class A Common Stock (grant value) ($)	RSU Awards That May be Settled for Class A Common Stock (number of shares)(2)
Mr. McKinnon	7,500,000	63,667	7,500,000	26,957
Mr. Kerrest	3,750,000	31,834	3,750,000	13,479
Mr. Runyan	1,500,000	12,734	1,500,000	5,392
(1)The number of shares of our Class A common stock subject to these stock options was calculated by dividing the dollar value of the award by the fair value of a stock option for one share of our Class A common stock based on the Black-Scholes option pricing model using the assumptions used for financial reporting purposes in February 2021, which was $117.8009 per share.
(2)The number of shares of our Class A common stock subject to these RSU awards was calculated by dividing the dollar value of the award by the average closing market price on the Nasdaq Global Select Market of one share of our Class A common stock in February 2021, which was $278.23 per share.
The annual stock options granted to these named executive officers have a 10-year term and generally vest as to one-quarter of such shares of Class A common stock on February 1, 2022, the first anniversary of the vesting commencement date, and in 36 approximately equal monthly installments thereafter, subject to continuous service. The annual RSU awards granted to these named executive officers generally vest as to one-quarter of such shares of Class A common stock on March 15, 2022, the first anniversary of the vesting commencement date, and in 12 approximately equal quarterly installments thereafter, subject to continuous service.
Supplemental Stock Option Awards
In addition to the foregoing, in April 2021 our compensation committee considered the critical juncture at which the company found itself. Recognizing that our pending merger with Auth0 would require the renewed commitment of our executive officers to successfully execute our largest and most ambitious acquisition to date, our compensation committee also noted the significant changes in our executive team, with the addition of critical hires of a new CFO and a new senior leader of our sales team. Our compensation committee believed that the compensation that had been required to secure those new senior leaders, as well as the need to integrate the compensation arrangements of the executives of Auth0, presented internal pay equity concerns. It also noted the meaningful retention risk for our current executive officers in a highly competitive market for experienced executive talent as a result of the near complete vesting of pre-IPO equity awards that had significant in-the-money value. After thoroughly considering these factors, as well as the opportunities and challenges facing our company in the near-term, our compensation committee determined that it was in the best interests of our company and our stockholders to grant supplemental stock option awards to certain named executive officers and other key members of our senior leadership team to ensure that they were competitively rewarded if they were able to successfully execute over the long term. Accordingly, our compensation committee granted to certain of our executive officers one-time supplemental stock option awards with a $274.96 exercise price, whose value could be realized only from increases in the price of our Class A common stock over the term of the award.
In April 2021, our compensation committee granted the following supplemental options to purchase shares of our Class A common stock to our then-incumbent named executive officers (other than Ms. St. Ledger and Mr. Kourey, who had recently been granted “new hire” equity awards):
Supplemental Stock Option Awards for Fiscal 2022

Named Executive Officer	Options to Purchase Shares of our Class A Common Stock (grant value) ($)	Options to Purchase Shares of our Class A Common Stock (number of shares)(1)	Option Exercise Price per Share ($)
Mr. McKinnon	15,000,000	127,334	274.96
Mr. Kerrest	7,500,000	63,667	274.96
Mr. Runyan	12,000,000	101,867	274.96
(1)The number of shares of our Class A common stock subject to these stock options was calculated by dividing the dollar value of the award by the fair value of a stock option for one share of our Class A common stock based on the Black-Scholes option pricing model using the assumptions used for financial reporting purposes in February 2021, which was $117.8009 per share.

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Compensation Discussion and Analysis
Ms. St. Ledger’s Equity Awards
In connection with Ms. St. Ledger’s appointment as our President, Worldwide Field Operations, effective February 1, 2021, and following arm’s-length negotiations with Ms. St. Ledger and consultation with our CEO and our compensation consultant, which included a review of data for initial grants made to the top sales executives in the companies in our compensation peer group, at other software companies of similar size to us and within the broader technology sector, our compensation committee granted Ms. St. Ledger an award of service-based RSUs that may be settled for shares of our Class A common stock with an award value of $12 million, which was converted to 43,130 RSUs in accordance with our Amended and Restated Equity Award Grant Policy. The RSUs vest as to 25% of the total number of RSUs on March 15, 2022 and in 12 equal quarterly installments thereafter, in each case, subject to continuous service, but will fully accelerate and vest effective upon her death or disability.
Further, our compensation committee believed that it was necessary to address the potential forgone compensation opportunity at Ms. St. Ledger’s former employer. At the time Ms. St. Ledger was identified as a candidate for our top sales position, she was serving as President, Worldwide Field Operations for Splunk, a major cloud-based U.S. technology company located in the San Francisco Bay Area. To induce Ms. St. Ledger to leave her position at Splunk, our compensation committee determined that, as part of her initial compensation arrangements, we should grant her an inducement award in the form of an RSU award that may be settled for shares of our Class A common stock with an award value of $30 million, which was converted to 107,825 RSUs in accordance with our Amended and Restated Equity Award Grant Policy. This award value was intended to largely offset the then-market value of the unvested equity awards that Ms. St. Ledger would effectively forfeit by leaving her current position. The RSUs vest in two equal installments on September 15, 2021 and September 15, 2022, in each case, subject to continuous service.
Mr. Kourey’s Equity Awards
In connection with Mr. Kourey’s appointment as our CFO effective March 8, 2021, and following arm’s-length negotiations with Mr. Kourey and consultation with our CEO and our compensation consultant, which included a review of data for equity grants made to CFOs in the companies in our compensation peer group, our compensation committee granted Mr. Kourey equity awards with an aggregate award value of $14 million, split evenly between options and RSUs that may be settled for shares of our Class A common stock. The aggregate award value was converted into an option to purchase 69,595 shares of our Class A common stock and 31,070 RSUs in accordance with our Amended and Restated Equity Award Grant Policy. The option was scheduled to vest as to 25% of the shares underlying the option on March 8, 2022 and in 36 equal monthly installments thereafter, in each case, subject to continuous service. The RSUs were scheduled to vest as to 25% of the total number of RSUs on March 15, 2022 and in 12 equal quarterly installments thereafter, in each case, subject to continuous service. A portion of Mr. Kourey’s option and RSUs were forfeited in connection with his termination of employment as described below under the heading “Mr. Kourey’s Employment and Separation Arrangements.”
Mr. Tighe’s Equity Award
In connection with Mr. Tighe’s appointment as our interim CFO effective June 1, 2021, and following consultation with our CEO and our compensation consultant, which included a review of data for equity grants made to CFOs in the companies in our compensation peer group, our compensation committee granted Mr. Tighe an award of service-based RSUs that may be settled for shares of our Class A common stock with an award value of $4 million, which was converted to 17,416 RSUs in accordance with our Amended and Restated Equity Award Grant Policy. The RSUs vest as to 25% of the total number of RSUs on September 15, 2021 and in 3 equal quarterly installments thereafter, in each case, subject to continuous service.
Prior to Mr. Tighe’s appointment as our interim CFO, in March 2021 our compensation committee granted Mr. Tighe 3,235 service-based RSUs that may be settled in shares of our Class A common stock. This grant was made as part of our annual review cycle. The RSUs vest as to 6.25% of the total number of RSUs on June 15, 2021 and in 15 equal quarterly installments thereafter, in each case, subject to continuous service.
The equity awards granted to our named executive officers in fiscal 2022 are set forth in the “Fiscal 2022 Summary Compensation Table” and the “Fiscal 2022 Grants of Plan-Based Awards Table” below.
Fiscal 2023 PSU Program
In March 2022, after taking into account a variety of considerations, including stockholder feedback, our compensation committee adopted a new PSU program. Under the PSU program as initially approved by our compensation committee, 50% of the annual award value granted to our CEO and 25% of the annual award value granted to our other executive officers were to be in the form of PSUs settleable in shares of our Class A common stock. However, each of our CEO and COO requested that our compensation committee not grant him an equity award in fiscal 2023 and did not ultimately participate in the fiscal 2023 PSU program. The remaining participants in the PSU program are eligible to earn PSUs over three separate performance periods beginning on February 1, 2022 and ending on January 31, 2023, 2024 and 2025. PSUs are earned based on our total stockholder

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Compensation Discussion and Analysis
return (“TSR”) relative to the TSR of a peer group consisting of the members of the Nasdaq Composite as of February 1, 2022. In order to earn any of the PSUs our TSR must equal at least the 30th percentile of our peer group. At the 30th percentile, participants earn 0.5 shares per PSU, at the 55th percentile, participants earn 1 share per PSU and at the 90th percentile, participants earn 2 shares per PSU, with performance between levels determined using linear interpolation. The number of shares issuable per PSU for the first two performance periods is capped at one, and participants may be topped up for performance periods one and two based on achievement in the final performance period. In the event of a change in control, all performance periods are truncated and the number of shares issuable for each PSU is determined based on relative TSR during the truncated performance periods. Participants must continue to provide services to us through March 15 following the end of each performance period to vest into any of the PSUs for that performance period, provided, that this service requirement is deemed satisfied for any participant who becomes permanently and totally disabled and vesting is accelerated, with one share issued per PSU, in the event of a participant’s death.
Employee Benefit Programs

Our named executive officers are eligible to participate in all of our employee benefit plans offered to U.S. employees, including our Section 401(k) plan, employee stock purchase plan and medical, dental, life and disability insurance plans, in each case on the same basis as other U.S. employees.
Perquisites and Other Personal Benefits
We typically provide limited or no perquisites or personal benefits to our named executive officers. During fiscal 2022, none of our named executive officers received perquisites or other personal benefits that were, in the aggregate, $10,000 or more for each individual, except our CEO, for whom we paid for security-related services.
In the future, we may provide perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executive team more efficient and effective, or for recruitment or retention purposes. All future practices with respect to perquisites or other benefits for our executive officers will be subject to review and approval by our compensation committee.
Section 401(k) Plan
We maintain a tax-qualified retirement plan that provides all regular U.S. employees, including our executive officers, with an opportunity to save for retirement on a tax-advantaged basis. Under our Section 401(k) plan, participants may elect to defer a portion of their compensation on a pre-tax basis and have it contributed to the plan, subject to applicable annual limits under the U.S. Internal Revenue Code (the “Code”). Pre-tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. Employee elective deferrals are 100% vested at all times. As a U.S. tax-qualified retirement plan, contributions to the Section 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the Section 401(k) plan, and all contributions are deductible by us when made.
Post-Employment Compensation Arrangements

Not in Connection with a Change in Control
Our Executive Severance Plan provides that upon the termination of employment of an eligible participant by us for any reason other than for “cause” (as defined in the Executive Severance Plan), death or disability outside of the “change-in-control period” (defined as the period beginning three months prior to and ending 12 months after a Sale Event), an eligible participant will be entitled to receive, subject to the execution and delivery of an effective release of claims in favor of our company:
•a lump sum cash payment equal to 12 months of base salary for our CEO, nine months of base salary for our other executive officers and six months of base salary for the other participants; and
•a monthly cash payment equal to our contribution toward health insurance for 12 months for our CEO, nine months for our other executive officers and six months for the other participants.
In Connection with a Change in Control
The Executive Severance Plan also provides that upon (i) the termination of employment of an eligible participant by us other than for cause, death or disability or (ii) the resignation of an eligible participant for “good reason” (as defined in the Executive

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Compensation Discussion and Analysis
Severance Plan), in each case within the change-in-control period, an eligible participant will be entitled to receive, in lieu of the payments and benefits above and subject to the execution and delivery of an effective release of claims in favor of our company:
•a lump sum cash payment equal to 18 months of base salary for our CEO, 12 months of base salary for our other executive officers and nine months of base salary for the other participants;
•a lump sum cash payment equal to the eligible participant’s annual target bonus;
•a monthly cash payment equal to our contribution toward health insurance for 18 months for our CEO, 12 months for our other executive officers and nine months for the other participants; and
•full accelerated vesting of all outstanding and unvested equity awards held by such participant, provided that any unvested and outstanding equity awards subject to performance conditions will be deemed satisfied at the target levels specified in the applicable award agreements.
The payments and benefits provided under the Executive Severance Plan in connection with a change in control may not be eligible for a federal income tax deduction by us pursuant to Section 280G of the Code. These payments and benefits may subject an eligible participant to an excise tax under Section 4999 of the Code. If the payments or benefits payable in connection with a change in control would be subject to the excise tax imposed under Section 4999 of the Code, then those payments or benefits will be reduced if such reduction would result in a higher net after-tax benefit to the recipient.
Death-Related Equity Acceleration Policy
In February 2021, our compensation committee adopted a policy that upon the termination of employment of any employee due to death, all equity awards (that is, options and RSUs) that vest solely based on continued service to our company and that are outstanding and held by such individual immediately prior to his or her death will fully accelerate and vest effective as of the date of death.
Mr. Losch’s Compensation Arrangements

In connection with his retirement as our CFO effective March 8, 2021, we entered into a Separation Agreement and Release (as amended and restated, the “Losch Separation Agreement”) with Mr. Losch. Pursuant to the Losch Separation Agreement, Mr. Losch was to continue to work as an advisor at the request of our company and be available to assist with any CFO transition-related questions. As a result of the bifurcated CFO transition, Mr. Losch agreed to provide extended transition services to the company through June 2022. He also was to remain on our company’s payroll system and benefit plans and continue to vest in any outstanding equity awards that he held pursuant to our company’s stock plans according to the terms of the agreements pursuant to which such equity awards were issued. Specifically, during the transition period, Mr. Losch was eligible to:
•continue to receive his annual base salary of $350,900;
•participate in our benefit plans (provided that he remained eligible under the terms and conditions of the applicable benefit plans);
•receive his fiscal 2021 bonus paid in fully-vested RSUs for the performance period ended January 31, 2021 in accordance with the terms and conditions of the Bonus Plan; and
•continue to vest in all RSUs and options to purchase shares of our common stock previously granted to him under our 2017 Plan or any predecessor plan.
Mr. Kourey’s Employment and Separation Arrangements

We entered into an employment offer letter dated November 30, 2020 (the “Kourey Employment Letter”) with Mr. Kourey for him to serve as our CFO effective upon Mr. Losch’s retirement on March 8, 2021. Pursuant to the Kourey Employment Letter, our initial compensation arrangements with Mr. Kourey were as follows:
•an annual base salary of $400,000;
•participation in our Bonus Plan, with a target annual incentive compensation opportunity equal to 65% of his annual base salary;
•a new hire equity award in the form of a service-based RSU award that may be settled for shares of our Class A common stock with an award value of $7 million, and which vests over four years as described in the “Fiscal 2022 Grants of Plan-Based Awards Table” below; and

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Compensation Discussion and Analysis
•a new hire equity award in the form of an option to purchase shares of our Class A common stock with an award value of $7 million, and which vests over four years as described in the “Fiscal 2022 Grants of Plan-Based Awards Table” below.
In addition, Mr. Kourey became a participant in our Executive Severance Plan, as described in “Post-Employment Compensation Arrangements” above.
On May 26, 2021, the company announced that Mr. Kourey would step down from the role of CFO, effective June 1, 2021, following over five years of service with the company, including as a member of the board from October 2015 to February 2021. Mr. Kourey remained as an employee through June 4, 2021 and then continued as an advisor to the company.
In accordance with a transition agreement entered into with Mr. Kourey, in exchange for Mr. Kourey’s advisory services and a release of claims against the company and its affiliates, the company made a cash payment to Mr. Kourey in the amount of $495,000, which constitutes nine months of Mr. Kourey’s base salary and target bonus opportunity, and an additional amount ($46,538) equal to the premiums Mr. Kourey would need to pay for continued healthcare coverage for nine months, grossed up for taxes. In addition, the vesting of certain of Mr. Kourey’s equity awards were accelerated under the terms of the transition agreement, resulting in the vesting of 5,826 RSUs (with the remaining 25,244 RSUs subject to such award canceled as of that date) and options to purchase 13,050 shares of Class A common stock on June 15, 2021 (with the remaining 56,545 shares subject to such award canceled as of that date). Mr. Kourey’s outstanding award of 1,064 RSUs granted in connection with his service as a director also vested pursuant to its terms on June 16, 2021. Mr. Kourey’s vested and outstanding stock options, including 60,000 stock options he received in connection with his service as a director and that were fully vested in October 2019, remained exercisable for three months after he ceased to provide advisory services to the company.
In addition, pursuant to the transition agreement, Mr. Kourey waived any and all benefits and rights under the Kourey Employment Letter and the Executive Severance Plan, including any severance benefits or vesting acceleration rights triggered by any change in control of the company and to any equity vesting after June 16, 2021.
Other Compensation Policies

Amended and Restated Equity Award Grant Policy
Our compensation committee has adopted an Equity Award Grant Policy (the “Grant Policy”), which was most recently amended in December 2021. Under this policy, we generally grant equity awards on a regularly-scheduled basis to enhance the effectiveness of our internal control over our equity award grant process. Pursuant to the Grant Policy, our compensation committee has delegated certain limited authority to an equity committee consisting of our CEO, Chief People Officer, CFO and General Counsel (the “equity committee”), by which any two members of the equity committee may approve the grant of routine new hire, promotion, refresh and certain other equity awards to employees within equity guidelines reviewed and approved from time to time by our compensation committee and subject to other limitations and requirements. The equity committee may not grant equity awards to its members, to employees who are subject to the reporting and other provisions of Section 16 of the Exchange Act, or to employees with titles more senior than senior vice president. Grants of equity awards are generally made monthly and will be effective on the date such grant is approved by our compensation committee or equity committee, as applicable.
Compensation Recovery Policy
Our 2017 Plan provides that awards under such plan will be subject to our compensation recovery (“clawback”) policy, if and when we adopt one. We intend to adopt a general compensation recovery policy covering our short-term and long-term incentive award plans and arrangements once the SEC adopts final rules implementing the requirement of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.
Policy Prohibiting Hedging and Pledging of Company Securities
Our insider trading policies prohibit the members of our board and all employees, including our executive officers, from engaging in derivative securities transactions, including hedging, with respect to our securities, and from pledging our securities as collateral for a loan or holding company securities in a margin account. Our insider trading policies require that members of our board and our executive officers may trade in our securities only pursuant to trading plans that comply with Rule 10b5-1 under the Exchange Act. Certain other employees are subject to certain pre-clearance procedures in order to trade in our securities or may trade pursuant to trading plans that comply with Rule 10b5-1.

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Compensation Discussion and Analysis
Tax and Accounting Considerations

Deductibility of Executive Compensation
Section 162(m) of the Code generally places a $1 million limit on the amount of compensation a public company can deduct in any one year for certain current and former executive officers. While our compensation committee considers tax deductibility as one factor in determining executive compensation, our compensation committee also looks at other factors in making its decisions, as noted above, and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program, even if the awards are not deductible by us for tax purposes.
Taxation of “Parachute” Payments
Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of the company that exceed certain prescribed limits, and that the company (or a successor) may forfeit a deduction on the amounts subject to this additional tax. We have not agreed to provide any executive officer, including any named executive officer, with a “gross-up” or other reimbursement payment for any tax liability that the executive officer might owe as a result of the application of Sections 280G or 4999 of the Code.
Section 409A of the Code
Section 409A of the Code imposes additional significant taxes in the event that an executive officer, director or service provider receives “deferred compensation” that does not satisfy the requirements of Section 409A of the Code. Although we do not maintain a traditional nonqualified deferred compensation plan for our executive officers, Section 409A of the Code does apply to certain severance arrangements, bonus arrangements and equity awards. We have structured all such arrangements and awards in a manner to either avoid or comply with the applicable requirements of Section 409A of the Code.
Accounting for Stock-Based Compensation
We follow ASC Topic 718 for our stock-based compensation awards. ASC Topic 718 requires us to measure the compensation expense for all share-based payment awards made to our employees and non-employee members of our board, including options to purchase shares of our common stock and other stock awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the executive compensation tables required by the federal securities laws, even though the recipient may never realize any value from such awards.

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Executive Compensation
Fiscal 2022 Summary Compensation Table

The following table presents information regarding the compensation awarded to, earned by and paid to each of our named executive officers in fiscal 2022, 2021 and 2020.

Name and Principal Position(1)	Fiscal Year	Salary ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)	Total ($)
Todd McKinnon CEO(5)	2022	306,000	7,412,097	23,899,745	165,312	37,323	31,820,477
	2021	306,000	6,070,523	5,551,843	202,646	—	12,131,012
	2020	306,000	4,180,794	4,123,267	171,342	247,917	9,029,320
Brett Tighe CFO(6)	2022	385,031	4,824,969	—	174,248	—	5,384,248
J. Frederic Kerrest COO(7)	2022	362,585	3,706,186	11,949,935	180,801	—	16,199,507
	2021	362,585	4,272,142	3,886,309	221,630	247,917	8,990,583
	2020	362,585	2,705,200	2,667,988	187,436	—	5,923,209
Jonathan T. Runyan General Counsel(8)	2022	371,728	1,482,584	14,339,897	154,589	—	16,348,798
	2021	331,900	2,159,103	1,943,123	169,253	—	4,603,379
	2020	331,900	1,229,607	1,212,671	143,018	—	2,917,196
Susan St. Ledger President, Worldwide Field Operations(9)	2022	525,000	34,526,428	—	436,365	—	35,487,793
Former Executive Officers
Michael Kourey Former CFO(10)	2022	98,485	9,934,103	8,938,325	—	544,572	19,515,485
William E. Losch Former CFO(11)	2022	350,900	—	—	—	—	350,900
	2021	350,900	2,162,092	1,943,123	214,539	—	4,670,654
	2020	350,900	1,721,498	1,697,814	181,427	—	3,951,639
(1)Mr. Tighe, Ms. St. Ledger and Mr. Kourey were not named executive officers in fiscal 2021 and 2020 so their compensation is not presented for those periods. Messrs. McKinnon and Kerrest serve on our board but are not paid compensation for such service.
(2)The amounts reported represent the aggregate grant date fair values of the RSUs granted to our named executive officers in fiscal 2022, 2021 and 2020, calculated in accordance with ASC Topic 718. The assumptions used in calculating the grant date fair value are set forth in the notes to our consolidated financial statements included in our 2022 Annual Report. These amounts do not necessarily correspond to the actual values recognized by our named executive officers. The amount reported for Mr. Kourey in fiscal 2022 also includes the accounting expense for accelerated vesting of previously granted RSUs in connection with his separation of service from the company.
(3)The amounts reported represent the aggregate grant date fair values of the stock options granted to our named executive officers in fiscal 2022, 2021 and 2020, calculated in accordance with ASC Topic 718. The assumptions used in calculating the grant date fair value are set forth in the notes to our consolidated financial statements included in our 2022 Annual Report. These amounts do not necessarily correspond to the actual values recognized by the named executive officers. The amount reported for Mr. Kourey in fiscal 2022 also includes the accounting expense for accelerated vesting of previously granted stock options in connection with his separation of service from the company.
(4)The amounts reported represent the aggregate annual performance-based cash incentives earned in fiscal 2022, 2021 and 2020, based upon the achievement of certain company metrics. For fiscal 2022, 2021 and 2020, the amounts reported represent the ASC Topic 718 grant date fair values of fully-vested RSUs issued in lieu of the cash incentive payable. In fiscal 2022, the RSUs were granted on March 15, 2022 in the following numbers: Mr. McKinnon: 1,110 RSUs; Mr. Tighe: 1,170 RSUs; Mr. Kerrest: 1,214 RSUs; Mr. Runyan: 1,038 RSUs; and Ms. St. Ledger: 2,930 RSUs. The number of RSUs granted to the applicable named executive officer in satisfaction of the amount payable under the Bonus Plan was determined by dividing the earned cash incentive payable (expressed as a dollar value) by the trailing average closing price of our common stock on the Nasdaq during the month prior to the date of grant, consistent with our Grant Policy. As a result, the RSU ASC Topic 718 grant date fair values differ from the dollar values of the earned cash incentive payable. The fiscal 2022 cash achievement for each named executive officer is described above in “Compensation Discussion and Analysis–Elements of Our Executive Compensation Program–Annual Performance-Based Incentive Compensation–Performance in Fiscal 2022 and Payouts.”
(5)Mr. McKinnon’s fiscal 2022 option awards also include a supplemental stock option award with a $274.96 exercise price as described above in “Compensation Discussion and Analysis–Elements of Our Executive Compensation Program–Long-Term Incentive Compensation–Supplemental Stock Option Awards.” Mr. McKinnon's fiscal 2022 other compensation includes $37,323 for costs related to personal security.

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Executive Compensation
(6)Mr. Tighe was promoted from the role of Senior Vice President of Finance and Treasurer to serve as our interim CFO effective June 1, 2021 and our permanent CFO effective January 28, 2022. Mr. Tighe's fiscal 2022 salary and non-equity incentive plan compensation reflect a partial year of service as Senior Vice President and a partial year of service as interim CFO. Mr. Tighe’s fiscal 2022 stock awards also include an RSU award in connection with his promotion to interim CFO as described above in “Compensation Discussion and Analysis–Elements of Our Executive Compensation Program–Long-Term Incentive Compensation–Mr. Tighe’s Equity Award.”
(7)Mr. Kerrest’s fiscal 2022 option awards also include a supplemental stock option award with a $274.96 exercise price as described above in “Compensation Discussion and Analysis–Elements of Our Executive Compensation Program–Long-Term Incentive Compensation–Supplemental Stock Option Awards.”
(8)Mr. Runyan’s fiscal 2022 option awards also include a supplemental stock option award with a $274.96 exercise price as described above in “Compensation Discussion and Analysis–Elements of Our Executive Compensation Program–Long-Term Incentive Compensation–Supplemental Stock Option Awards.”
(9)Ms. St. Ledger’s fiscal 2022 stock awards include initial and inducement RSU awards in connection with her appointment as our President, Worldwide Field Operations as described above in “Compensation Discussion and Analysis–Elements of Our Executive Compensation Program–Long-Term Incentive Compensation–Ms. St. Ledger’s Equity Awards.”
(10)Mr. Kourey, previously a member of our board, served as our CFO from March 8, 2021 through May 31, 2021. Mr. Kourey's fiscal 2022 salary reflects a partial year of service as CFO. Mr. Kourey’s fiscal 2022 stock awards also include $1,413,155 relating to an accounting expense in connection with the acceleration of vesting of 5,826 RSUs pursuant to his transition agreement. His fiscal 2022 option awards also include $248,081 relating to an accounting expense in connection with the acceleration of vesting of 13,050 stock options pursuant to his transition agreement. Mr. Kourey's fiscal 2022 other compensation includes (a) retainer fees of $3,034 for his service as a non-employee director through March 7, 2021 and (b) transition payments of $495,000 (which constitutes nine months of his base salary and target bonus opportunity) and $46,538 (equal to the premiums for continued health benefits for nine months plus $24,409 for the related tax gross-up) as described above in “Compensation Discussion and Analysis–Mr. Kourey’s Employment and Separation Arrangements.”
(11)Mr. Losch retired from the role of CFO in March 2021 and continued to serve as an advisor throughout fiscal 2022 to assist with the CFO transitions.

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Executive Compensation
Fiscal 2022 Grants of Plan-Based Awards Table

The following table sets forth certain information with respect to all plan-based awards granted to our named executive officers during fiscal 2022.

Name	Award Type	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
			Threshold ($)	Target ($)	Maximum ($)
Todd McKinnon	FY21 Bonus RSU(4)	3/15/2021	–	–	–	886	–	–	202,646
	Annual Cash	–	29,835	198,900	298,350	–	–	–	–
	Annual Option(5)	4/22/2021	–	–	–	–	63,667	274.96	7,966,582
	Annual RSU(6)	4/22/2021	–	–	–	26,957	–	–	7,412,097
	Supplemental Option(5)	4/22/2021	–	–	–	–	127,334	274.96	15,933,163
Brett Tighe	Annual Cash	–	31,434	209,563	314,345	–	–	–	–
	Annual RSU(7)	3/26/2021	–	–	–	3,235	–	–	687,276
	Promotion RSU(8)	7/15/2021	–	–	–	17,416	–	–	4,137,693
J. Frederic Kerrest	FY21 Bonus RSU(4)	3/15/2021	–	–	–	969	–	–	221,630
	Annual Cash	–	32,633	217,551	326,327	–	–	–	–
	Annual Option(5)	4/22/2021	–	–	–	–	31,834	274.96	3,983,353
	Annual RSU(6)	4/22/2021	–	–	–	13,479	–	–	3,706,186
	Supplemental Option(5)	4/22/2021	–	–	–	–	63,667	274.96	7,966,582
Jonathan T. Runyan	FY21 Bonus RSU(4)	3/15/2021	–	–	–	740	–	–	169,253
	Annual Cash	–	27,880	185,864	278,796	–	–	–	–
	Annual Option(5)	4/22/2021	–	–	–	–	12,734	274.96	1,593,391
	Annual RSU(6)	4/22/2021	–	–	–	5,392	–	–	1,482,584
	Supplemental Option(5)	4/22/2021	–	–	–	–	101,867	274.96	12,746,506
Susan St. Ledger	Annual Cash	–	78,750	525,000	787,500	–	–	–	–
	Initial RSU(9)	3/15/2021	–	–	–	43,130	–	–	9,864,694
	Inducement RSU(10)	3/15/2021	–	–	–	107,825	–	–	24,661,734
Former Executive Officers
Michael Kourey	Annual Cash	–	39,000	260,000	390,000	–	–	–	–
	Initial Option(11)	4/15/2021	–	–	–	–	69,595	274.25	8,690,244
	Initial RSU(12)	4/15/2021	–	–	–	31,070	–	–	8,520,948
	Modified Option(11)	5/24/2021	–	–	–	–	13,050	274.25	248,081
	Modified RSU(12)	5/24/2021	–	–	–	5,826	–	–	1,413,155
William E. Losch	FY21 Bonus RSU(4)	3/15/2021	–	–	–	938	–	–	214,539
(1)This column sets forth the fiscal 2022 target bonus amount for each of our named executive officers under our Bonus Plan (and for Mr. Tighe prior to his promotion to interim CFO, under the bonus program applicable to our broader employee population). ‘‘Threshold’’ refers to the minimum amount payable for a certain level of performance; ‘‘Target’’ refers to the amount payable if specified performance targets are reached; and ‘‘Maximum’’ refers to the maximum payout possible. Target bonuses were set as a percentage of each named executive officer’s base salary earned for fiscal 2022 as follows: 65% for each of Messrs. Kourey and McKinnon, 60% for Mr. Kerrest, 50% for Mr. Runyan and 100% for Ms. St. Ledger. Mr. Tighe’s target bonus as a percentage of his base salary earned for fiscal 2022 was set at 30% prior to and 65% following his promotion to the interim CFO role. The threshold, target and maximum amounts shown for Mr. Tighe are pro-rated to reflect his bonus levels before and after his promotion to CFO. The dollar values of the actual bonus awards earned by the named executive officers are set forth in the ‘‘Fiscal 2022 Summary Compensation Table’’ above. Pursuant to the Bonus Plan, the actual bonus awards were paid out in fully-vested RSUs, instead of cash. The amounts set forth in this column do not represent either additional or actual compensation earned by the named executive officers for fiscal 2022. For a description of the Bonus Plan, see ‘‘Compensation Discussion and Analysis–Annual Performance-Based Incentive Compensation’’ above.
(2)Annual stock options and RSUs were granted under the 2017 Plan. Stock options and RSUs are subject to potential vesting acceleration as described under the heading ‘‘Post-Employment Compensation Arrangements’’ above and ‘‘Potential Payments upon Termination or Change in Control’’ below.

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Executive Compensation
(3)The amounts reported represent the aggregate grant date fair value of equity awards granted to our named executive officers in fiscal 2022, calculated in accordance with ASC Topic 718. The assumptions used in calculating the grant date fair value are set forth in the notes to our consolidated financial statements included in our 2022 Annual Report. These amounts do not necessarily correspond to the actual values recognized by our named executive officers.
(4)FY21 Bonus RSUs represent annual performance-based cash incentives earned in fiscal 2021 pursuant to the Bonus Plan but paid in the form of fully-vested RSUs granted on March 15, 2021 (fiscal 2022) in amounts as determined in accordance with our Grant Policy. These amounts are reported above as fiscal 2021 compensation in the ‘‘Non-Equity Incentive Plan Compensation’’ column of the ‘‘Fiscal 2022 Summary Compensation Table’’ above.
(5)Each of the annual and supplemental stock option awards listed in the table above vested as to 25% of the shares of Class A common stock underlying the stock options upon the one-year anniversary of February 1, 2021, and vest as to the remainder of the shares in 36 equal monthly installments thereafter, in each case, subject to continuous service. Stock options were granted with an exercise price equal to the closing trading price of our Class A common stock on the date of grant, which was $274.96 per share.
(6)These annual RSU awards vested as to 25% of the shares of Class A common stock underlying the RSU award upon the one-year anniversary of March 15, 2021, and vest as to the remainder of the shares in 12 equal quarterly installments thereafter, in each case, subject to continuous service.
(7)Mr. Tighe’s annual RSU award, which was granted prior to his promotion to interim CFO, vested as to 6.25% of the shares of Class A common stock underlying the RSU award on June 15, 2021, and vests as to the remainder of the shares in 15 equal quarterly installments thereafter, in each case, subject to continuous service.
(8)Mr. Tighe’s promotion RSU award vested as to 25% of the shares of Class A common stock underlying the RSU award on September 15, 2021, and vests as to the remainder of the shares in 3 equal quarterly installments thereafter, in each case, subject to continuous service.
(9)Ms. St. Ledger’s initial RSU award vested as to 25% of the shares of Class A common stock underlying the RSU award upon the one-year anniversary of March 15, 2021, and vests as to the remainder of the shares in 12 equal quarterly installments thereafter, in each case, subject to continuous service.
(10)Ms. St. Ledger’s inducement RSU award vests in two equal installments on September 15, 2021 and September 15, 2022, in each case, subject to continuous service.
(11)Mr. Kourey’s initial stock option award was scheduled to vest as to 25% of the shares underlying the option on March 8, 2022 and in 36 equal monthly installments thereafter, in each case, subject to continuous service. Under the terms of Mr. Kourey’s transition agreement, 13,050 shares of Class A common stock underlying the stock option award vested and the remaining 56,545 shares were canceled on June 15, 2021. The stock option award shown as granted on May 24, 2021 represents the modification of the pre-existing stock option award granted on April 15, 2021 in connection with Mr. Kourey’s separation of service from the company, but does not reflect the actual issuance of new stock options.
(12)Mr. Kourey’s initial RSU award was scheduled to vest as to 25% of the shares of Class A common stock underlying the RSU award upon the one-year anniversary of March 15, 2021, and as to the remainder of the shares in 12 equal quarterly installments thereafter, in each case, subject to continuous service. Under the terms of Mr. Kourey’s transition agreement, 5,826 shares of Class A common stock underlying the RSU award vested and the remaining 25,244 shares were canceled on June 15, 2021. The RSU award shown as granted on May 24, 2021 represents the modification of the pre-existing RSU award granted on April 15, 2021 in connection with Mr. Kourey’s separation of service from the company, but does not reflect the actual issuance of new RSUs.

Okta, Inc.	2022 Proxy Statement	55

Executive Compensation
Fiscal 2022 Outstanding Equity Awards at Fiscal Year-End Table

The following table provides information regarding outstanding equity awards held by our named executive officers as of January 31, 2022.

			Option Awards(1)(2)				Stock Awards(2)
		Vesting Commencement Date	Number of Securities Underlying Unexercised Options		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
Name	Grant Date		Exercisable (#)	Unexercisable (#)

Todd McKinnon	8/30/2013(4)	8/1/2013	38,827	—	1.40	8/29/2023	—	—
	8/28/2015(4)	8/1/2015	486,053	—	7.17	8/27/2025	—	—
	7/30/2016(4)	7/29/2016	1,798,891	—	8.97	7/29/2026	—	—
	3/22/2018(5)	2/1/2018	2,719	2,719	39.21	3/21/2028	—	—
	3/22/2018(6)	3/15/2018	—	—	—	—	3,532	698,947
	3/25/2019(5)	2/1/2019	2,304	29,947	82.16	3/24/2029	—	—
	3/25/2019(6)	3/15/2019	—	—	—	—	15,902	3,146,847
	4/15/2020(5)	2/1/2020	1,860	46,512	142.47	4/14/2030	—	—
	4/15/2020(6)	3/15/2020	—	—	—	—	23,782	4,706,220
	4/22/2021(5)	2/1/2021	—	63,667	274.96	4/21/2031	—	—
	4/22/2021(6)	3/15/2021	—	—	—	—	26,957	5,334,521
	4/22/2021(5)	2/1/2021	—	127,334	274.96	4/21/2031	—	—
Brett Tighe	4/21/2015(4)	4/6/2015	25,500	—	3.92	4/20/2025	—	—
	6/2/2016(4)	6/2/2016	23,546	—	8.73	6/1/2026	—	—
	1/23/2017(4)	1/16/2017	20,000	—	9.74	1/22/2027	—	—
	6/15/2018(6)	6/15/2018	—	—	—	—	1,521	300,991
	6/15/2019(6)	6/15/2019	—	—	—	—	2,799	553,894
	6/16/2020(7)	6/15/2020	—	—	—	—	3,017	597,034
	12/17/2020(7)	12/15/2020	—	—	—	—	4,980	985,492
	3/26/2021(7)	3/15/2021	—	—	—	—	2,629	520,253
	7/15/2021(8)	6/15/2021	—	—	—	—	8,708	1,723,226
J. Frederic Kerrest	8/30/2013(4)	8/1/2013	3,572	—	1.40	8/29/2023	—	—
	8/27/2014(4)	8/1/2014	42,812	—	3.11	8/26/2024	—	—
	8/28/2015(4)	8/1/2015	236,053	—	7.17	8/27/2025	—	—
	7/30/2016(4)	7/29/2016	988,852	—	8.97	7/29/2026	—	—
	3/22/2018(5)	2/1/2018	111,625	2,375	39.21	3/21/2028	—	—
	3/22/2018(6)	3/15/2018	—	—	—	—	3,088	611,084
	3/25/2019(5)	2/1/2019	52,169	19,378	82.16	3/24/2029	—	—
	3/25/2019(6)	3/15/2019	—	—	—	—	10,290	2,036,288
	4/15/2020(5)	2/1/2020	29,952	32,559	142.47	4/14/2030	—	—
	4/15/2020(6)	3/15/2020	—	—	—	—	16,647	3,294,275
	4/22/2021(5)	2/1/2021	—	31,834	274.96	4/21/2031	—	—
	4/22/2021(6)	3/15/2021	—	—	—	—	13,479	2,667,359
	4/22/2021(5)	2/1/2021	—	63,667	274.96	4/21/2031	—	—
Jonathan T. Runyan	7/30/2016(4)	7/29/2016	135,000	—	8.97	7/29/2026	—	—
	3/22/2018(5)	2/1/2018	50,916	1,084	39.21	3/21/2028	—	—
	3/22/2018(6)	3/15/2018	—	—	—	—	1,407	278,431

56	2022 Proxy Statement	Okta, Inc.

Executive Compensation

	3/25/2019(5)	2/1/2019	23,712	8,808	82.16	3/24/2029	—	—
	3/25/2019(6)	3/15/2019	—	—	—	—	4,677	925,532
	4/15/2020(5)	2/1/2020	14,975	16,280	142.47	4/14/2030	—	—
	4/15/2020(6)	3/15/2020	—	—	—	—	8,323	1,647,038
	4/22/2021(5)	2/1/2021	—	12,734	274.96	4/21/2031	—	—
	4/22/2021(6)	3/15/2021	—	—	—	—	5,392	1,067,023
	4/22/2021(5)	2/1/2021	—	101,867	274.96	4/21/2031	—	—
Susan St. Ledger	3/15/2021(9)	3/15/2021	—	—	—	—	43,130	8,534,996
	3/15/2021(10)	3/15/2021	—	—	—	—	53,913	10,668,844
Former Executive Officers
Michael Kourey	4/15/2021(11)	3/8/2021	13,050	—	274.25	3/1/2022	—	—
William E. Losch	7/30/2016(4)	7/29/2016	36	—	8.97	7/29/2026	—	—
	3/22/2018(5)	2/1/2018	6,802	1,698	39.21	3/21/2028	—	—
	3/22/2018(6)	3/15/2018	—	—	—	—	2,207	436,743
	3/25/2019(5)	2/1/2019	1,948	12,332	82.16	3/24/2029	—	—
	3/25/2019(6)	3/15/2019	—	—	—	—	6,548	1,295,784
	4/15/2020(5)	2/1/2020	1,325	16,280	142.47	4/14/2030	—	—
	4/15/2020(6)	3/15/2020	—	—	—	—	8,323	1,647,038
(1)Stock options granted prior to 2017 were granted pursuant to our 2009 Stock Plan (the ‘‘2009 Plan’’) and stock options granted after 2017 were granted pursuant to our 2017 Plan.
(2)Upon (i) a termination of employment by us other than for cause (as defined in the Executive Severance Plan) or disability or (ii) a resignation for good reason (as defined in the Executive Severance Plan), in each case within the change-in-control period (as defined in the Executive Severance Plan), or (iii) the death of the employee, the vesting of the shares subject to options or RSUs will fully accelerate and will become vested in full upon such termination date.
(3)This column represents the market value of the shares underlying the RSUs or restricted stock as of January 31, 2022, based on the closing price of our Class A common stock, as reported on Nasdaq, of $197.89 per share on January 31, 2022.
(4)The stock options are fully vested and exercisable.
(5)25% of the shares underlying the options vest upon completion of one year of service measured from the vesting commencement date, and the balance of the shares vest in 36 successive equal monthly installments, subject to continuous service.
(6)25% of the shares underlying the award vest upon completion of one year of service measured from the vesting commencement date, and the balance of the shares vest in 12 successive equal quarterly installments, subject to continuous service.
(7)6.25% of the shares underlying the award vested on the quarterly vesting date (March 15, June 15, September 15 or December 15) following the vesting commencement date, and the balance of the shares vest in 15 successive equal quarterly installments, subject to continuous service.
(8)25% of the shares underlying the award vested on the quarterly vesting date (March 15, June 15, September 15 or December 15) following the vesting commencement date, and the balance of the shares vest in 3 successive equal quarterly installments, subject to continuous service.
(9)25% of the shares underlying the award vest upon completion of one year of service measured from the vesting commencement date, and the balance of the shares vest in 12 successive equal quarterly installments, subject to continuous service. The shares underlying the award will accelerate and become fully vested upon death or disability pursuant to Ms. St. Ledger’s offer letter.
(10)50% of the shares underlying the award vested on September 15, 2021 and the remaining 50% of the shares vest on September 15, 2022, subject to continuous service. The shares underlying the award will accelerate and become fully vested upon death or disability pursuant to Ms. St. Ledger’s offer letter.
(11)The shares underlying the award accelerated and became fully vested on June 15, 2021 pursuant to Mr. Kourey’s transition agreement.

Okta, Inc.	2022 Proxy Statement	57

Executive Compensation
Fiscal 2022 Option Exercises and Stock Vested Table

The following table presents, for each of our named executive officers, the shares of our common stock that were acquired upon the exercise of stock options and the vesting of RSUs and the related value realized upon such exercise or vesting during fiscal 2022.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)

Todd McKinnon	101,197	14,983,109	46,442	10,756,261
Brett Tighe	—	—	18,622	4,367,983
J. Frederic Kerrest	1,673	423,604	34,751	8,048,522
Jonathan T. Runyan	18,392	4,616,944	16,811	3,891,843
Susan St. Ledger	—	—	53,912	13,671,005
Former Executive Officers
Michael Kourey	80,000	17,644,074	6,890	1,544,627
William E. Losch	87,600	16,565,762	21,719	5,031,224
(1)The value realized on exercise is based on the difference between the closing price of our Class A common stock on the date of exercise and the applicable exercise price of those options, and does not represent actual amounts received by our named executive officers as a result of the option exercises.
(2)The value realized on vesting is determined by multiplying the number of vested RSUs by the closing price of our Class A common stock on the vesting date.
Pension Benefits

Aside from our 401(k) plan, which is described above, we do not maintain any pension plan or arrangement under which our named executive officers are entitled to participate or receive post-retirement benefits.
Nonqualified Deferred Compensation

We do not maintain any nonqualified deferred compensation plans or arrangements under which our named executive officers are entitled to participate.
Potential Payments upon Termination or Change in Control

Employment Offer Letters in Place During Fiscal 2022 for Named Executive Officers
We entered into employment offer letters with Messrs. McKinnon, Kerrest, Runyan and Losch in February 2017, with Ms. St. Ledger in September 2020, with Mr. Kourey in November 2020 and with Mr. Tighe in January 2022 that provided for at-will employment and set forth each executive’s annual base salary, target bonus opportunity and eligibility to participate in our benefit plans generally. Each of our serving named executive officers also participates in our Executive Severance Plan, as described above under the heading “Post-Employment Compensation Arrangements” and below, and our Death-Related Equity Acceleration Policy, as described above in “Compensation Discussion and Analysis—Post-Employment Compensation Arrangements—Death-Related Equity Acceleration Policy,” and remains subject to our standard employment, confidential information and invention assignment agreement.
Transition Agreement with Mr. Kourey
In accordance with a transition agreement entered into with Mr. Kourey in May 2021, in exchange for Mr. Kourey’s advisory services and a release of claims against the company and its affiliates, the company made a cash payment to Mr. Kourey in the amount of $495,000, which constitutes nine months of Mr. Kourey’s base salary and target bonus opportunity, and an additional amount ($46,538) equal to the premiums Mr. Kourey would need to pay for continued healthcare coverage for nine months, grossed up for taxes. In addition, the vesting of certain of Mr. Kourey’s equity awards were accelerated under the terms of the transition agreement, resulting in the vesting of 5,826 RSUs (with the remaining 25,244 RSUs subject to such award canceled as of that date) and options to purchase 13,050 shares of Class A common stock on June 15, 2021 (with the remaining 56,545 shares subject to such award canceled as of that date), as set forth above in the “Fiscal 2022 Summary Compensation Table” and the “Fiscal 2022 Grants of Plan-Based Awards Table.”

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Executive Compensation
In addition, pursuant to the transition agreement, Mr. Kourey waived any and all benefits and rights under his employment offer letter and the Executive Severance Plan, including any severance benefits or vesting acceleration rights triggered by any change in control of the company and to any equity vesting after June 16, 2021.
Separation Agreement with Mr. Losch
In connection with Mr. Losch’s retirement as our CFO effective March 8, 2021, we entered into the Losch Separation Agreement, pursuant to which he continued to work as an advisor at the request of our company and assisted with any CFO transition-related questions through fiscal 2022 and into fiscal 2023. He remained on our company’s payroll system and benefit plans and continued to vest in any outstanding equity awards that he held pursuant to our company’s stock plans according to the terms of the agreements pursuant to which such equity awards were issued. Specifically, during the transition period, Mr. Losch:
•continued to receive his annual base salary of $350,900;
•continued to participate in our benefit plans;
•received his fiscal 2021 bonus paid in fully-vested RSUs for the performance period ended January 31, 2021 in accordance with the terms and conditions of the Bonus Plan; and
•continued to vest in all RSUs and options to purchase shares of our common stock previously granted to him under our 2017 Plan or any predecessor plan.
The following table presents information concerning estimated payments and benefits that would be provided pursuant to the arrangements described above for each of our named executive officers serving as of the end of fiscal 2022. The payments and benefits set forth below are estimated assuming that the termination of employment or change-in-control event occurred on the last business day of fiscal 2022, January 31, 2022, and a per share value of our common stock of $197.89, which is the closing market price per share of our Class A common stock on such date. Actual payments and benefits could be different if such events were to occur on any other date or at any other price or if any other assumptions are used to estimated potential payments and benefits. Messrs. Kourey and Losch are excluded from the table—see “Transition Agreement with Mr. Kourey” and “Separation Agreement with Mr. Losch” above for a description of actual amounts paid to them.

Name	Benefit	Termination without Cause Not in Connection with a Change in Control ($)	Termination without Cause or with Good Reason in Connection with a Change in Control ($)	Death ($)	Disability ($)
Todd McKinnon	Cash Severance	306,000	657,900	—	—
	Health Benefits	31,929	47,894	—	—
	Equity Acceleration(1)	—	20,361,447	20,361,447	—
	Total	337,929	21,067,241	20,361,447	—
Brett Tighe	Cash Severance	300,000	660,000	—	—
	Health Benefits	7,694	10,258	—	—
	Equity Acceleration(1)	—	4,680,890	4,680,890	—
	Total	307,694	5,351,148	4,680,890	—
J. Frederic Kerrest	Cash Severance	271,939	580,136	—	—
	Health Benefits	17,372	23,163	—	—
	Equity Acceleration(1)	—	13,032,907	13,032,907	—
	Total	289,311	13,636,206	13,032,907	—

Okta, Inc.	2022 Proxy Statement	59

Executive Compensation

Name	Benefit	Termination without Cause Not in Connection with a Change in Control ($)	Termination without Cause or with Good Reason in Connection with a Change in Control ($)	Death ($)	Disability ($)
Jonathan T. Runyan	Cash Severance	278,796	557,592	—	—
	Health Benefits	23,947	31,929	—	—
	Equity Acceleration(1)	—	6,011,621	6,011,621	—
	Total	302,743	6,601,142	6,011,621	—
Susan St. Ledger	Cash Severance	393,750	1,050,000	—	—
	Health Benefits	7,694	10,258	—	—
	Equity Acceleration(1)(2)	—	19,203,839	19,203,839	19,203,839
	Total	401,444	20,264,097	19,203,839	19,203,839
(1)The value of stock option and RSU award vesting acceleration is based on the closing price of $197.89 per share of our Class A common stock as of January 31, 2022, minus, in the case of stock options, the exercise price of the unvested stock option shares subject to acceleration.
(2)The shares underlying Ms. St. Ledger’s initial and inducement RSU awards accelerate and fully vest upon disability pursuant to her offer letter.

60	2022 Proxy Statement	Okta, Inc.

Executive Compensation
CEO Pay Ratio Disclosure

As required by SEC rules, we are providing the following information about the relationship between the annual total compensation of our CEO and the annual total compensation of our median compensated employee (our “CEO pay ratio”).
For fiscal 2022, the median of the annual total compensation of all employees of our company (other than our CEO) was $397,707(1) and the annual total compensation of our CEO was $31,820,477. Based on this information, for fiscal 2022 the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees was 80(1) to 1. This ratio is a reasonable estimate calculated in a manner consistent with SEC rules.
For fiscal 2022, we calculated the CEO pay ratio using the same median employee that we used to calculate the pay ratio in fiscal 2020 and 2021, as we believe there has been no change in our employee population or compensation arrangements during fiscal 2022 that would result in a significant change to our pay ratio disclosure.
To identify the median employee in fiscal 2020, we examined the compensation of all our full- and part-time employees (other than our CEO) as of January 31, 2020, the last day of fiscal 2020. Our employee population consisted of individuals (other than our CEO) working at our parent company and consolidated subsidiaries both within and outside the United States. We did not include any contractors or other non-employee workers in our employee population. We did not have any temporary or seasonal employees as of January 31, 2020.
We used a consistently applied compensation measure consisting of actual annual base salary, target annual bonus or commission, and the grant date fair value of equity awards for the 12-month period from February 1, 2019 through January 31, 2020 to identify our median employee for fiscal 2020. For simplicity, we calculated annual base salary using a reasonable estimate of the hours worked during fiscal 2020 for hourly employees and actual salary paid for our remaining employees. We annualized compensation for any full-time and part-time employees who commenced work during fiscal 2020 to reflect a full year. Equity awards granted during the year were included using the same methodology we use for our named executive officers in our Summary Compensation Table. Payments not made in U.S. dollars were converted to U.S. dollars using a currency exchange rate as of January 31, 2020. We did not make any cost-of-living adjustment.
Using this approach, we identified the individual at the median of our employee population who was the best representative of our employee population. The individual was a full-time employee based in the United States.
We calculated this individual’s fiscal 2022 annual total compensation using the same methodology that we use for our named executive officers as set forth in the “Fiscal 2022 Summary Compensation Table” above.
With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of the “Fiscal 2022 Summary Compensation Table” above.
Because SEC rules for identifying the median of the annual total compensation of all employees allow companies to adopt a variety of methodologies, apply certain exclusions and make reasonable estimates and assumptions that reflect their employee population and compensation practices, the pay ratio reported by other companies may not be comparable to our pay ratio, as other companies have different employee populations and compensation practices and may have used different methodologies, exclusions, estimates and assumptions in calculating their pay ratios. As explained by the SEC when it adopted these rules, the rule was not designed to facilitate comparisons of pay ratios among different companies, even companies within the same industry, but rather to allow stockholders to better understand and assess each particular company’s compensation practices and pay ratio disclosures.
(1)Represents the median employee’s annual total compensation not including California Paid Family Leave (“CAPFL”) benefit payments in fiscal 2022. Additionally, the median employee terminated employment with the company in February 2022, following the end of fiscal 2022 but prior to the determination and payment of bonuses for fiscal 2022. The median employee’s annual total compensation including (i) estimated CAPFL benefit payments of $4,086 in fiscal 2022 and (ii) a bonus amount of $30,709 (representing the amount that would have been paid to the median employee in March 2022 based on the individual’s target bonus and bonus plan attainment for fiscal 2022) would be $432,502, resulting in a pay ratio of 74 to 1.

Okta, Inc.	2022 Proxy Statement	61

Report of the Compensation Committee of the Board of Directors
The information contained in this compensation committee report is being furnished and shall not be deemed to be “soliciting material,” “filed” with the SEC, subject to Regulations 14A or 14C of the Exchange Act, or subject to the liabilities of Section 18 of the Exchange Act. No portion of this compensation committee report shall be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that Okta specifically incorporates this report or a portion of it by reference.

The compensation committee has reviewed and discussed the section captioned “Executive Compensation” with the company’s management team. Based on such review and discussions, the compensation committee recommended to the board of directors that this Compensation Discussion and Analysis be included in the Proxy Statement and be included in the Annual Report on Form 10-K we filed with the SEC for the fiscal year ended January 31, 2022.

Compensation Committee
Michael Stankey (Chair) Robert L. Dixon, Jr. Rebecca Saeger Michelle Wilson

62	2022 Proxy Statement	Okta, Inc.

Equity Compensation
Plan Information
The following table provides information as of January 31, 2022 regarding shares of our common stock that may be issued under our equity compensation plans, consisting of the 2009 Plan, the 2017 Plan, the 2017 Employee Stock Purchase Plan (the “2017 ESPP”), the Auth0, Inc. 2014 Equity Incentive Plan (the "2014 Plan") and the Auth0, Inc. Phantom Unit Plan (the "Phantom Unit Plan" and together with the 2014 Plan, the “Auth0 Plans”).

Equity Compensation Plan Information
Plan category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Referenced in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders(1):	12,722,695(2)	41.3959(3)	28,890,939(4)
Equity compensation plans not approved by security holders(5):	—	—	—
Total	12,722,695	41.3959	28,890,939
(1)The 2017 Plan provides that the number of shares of Class A common stock reserved and available for issuance under the 2017 Plan will automatically increase each February 1, beginning on February 1, 2018, by 5% of the outstanding number of shares of our Class A and Class B common stock on the immediately preceding January 31 or such lesser number of shares as determined by our compensation committee. The 2017 ESPP provides that the number of shares of Class A common stock reserved and available for issuance under the 2017 ESPP will automatically increase each February 1, beginning on February 1, 2018, by 1% of the outstanding number of shares of our Class A and Class B common stock on the immediately preceding January 31 or such lesser number of shares as determined by our compensation committee. As of January 31, 2022, a total of 37,989,012 shares of our Class A common stock had been authorized for issuance pursuant to the 2017 Plan, which number excludes the 7,830,135 shares that were added to the 2017 Plan as a result of the automatic annual increase on February 1, 2022. This number will be subject to adjustment in the event of a stock split, stock dividend or other change in our capitalization. The shares of Class A and Class B common stock underlying any awards that are forfeited, canceled, held back upon exercise or settlement of an award to satisfy the exercise price or tax withholding, reacquired by us prior to vesting, satisfied without the issuance of stock, expire or are otherwise terminated, other than by exercise, under the 2017 Plan and the 2009 Plan will be added back to the shares of Class A common stock available for issuance under the 2017 Plan (provided, that any such shares of Class B common stock will first be converted into shares of Class A common stock). We no longer make grants under the 2009 Plan. As of January 31, 2022, a total of 5,757,220 shares of our Class A common stock had been reserved for issuance pursuant to the 2017 ESPP, which number excludes the 1,566,027 shares that were added to the 2017 ESPP as a result of the automatic annual increase on February 1, 2022. This number will be subject to adjustment in the event of a stock split, stock dividend or other change in our capitalization.
(2)Includes 6,979,427 shares of Class A and Class B common stock issuable upon the exercise of outstanding options and 5,743,268 shares of Class A common stock issuable upon the vesting of RSUs.
(3)As RSUs do not have any exercise price, such units are not included in the weighted average exercise price calculation.
(4)As of January 31, 2022, there were 23,133,719 shares of Class A common stock available for grant under the 2017 Plan and 5,757,220 shares of Class A common stock available for grant under the 2017 ESPP.
(5)Excludes (i) 1,004,651 shares of Class A common stock issuable upon the exercise of outstanding options at a weighted average exercise price of $27.0197 per share and (ii) 482,479 shares of Class A common stock issuable upon the vesting of RSUs under the Auth0 Plans. We assumed the Auth0 Plans and certain outstanding awards under the Auth0 Plans in connection with our acquisition of Auth0, Inc. in May 2021.

Okta, Inc.	2022 Proxy Statement	63

Security Ownership of
Certain Beneficial Owners
and Management

The following table sets forth certain information with respect to the beneficial ownership of our capital stock as of April 1, 2022 for:
•each person known by us to be the beneficial owner of more than five percent of the outstanding shares of our Class A or Class B common stock;
•each of our named executive officers, including former executive officers;
•each of our directors; and
•all of our directors and current executive officers as a group.
We have determined beneficial ownership in accordance with SEC rules, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable.
We have based percentage ownership of our capital stock on 150,513,420 shares of our Class A common stock and 6,976,203 shares of our Class B common stock outstanding on April 1, 2022. We have deemed shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of April 1, 2022 and RSUs that are releasable within 60 days of April 1, 2022 to be outstanding and to be beneficially owned by the person holding the option and/or RSU for the purpose of computing the percentage ownership of that person, but have not treated them as outstanding for the purpose of computing the percentage ownership of any other person.
Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Okta, Inc., 100 First Street, Suite 600, San Francisco, California 94105.

	Shares Beneficially Owned
	Class A		Class B		Total Voting %†	Total Ownership %
	Shares	%	Shares	%
5% Stockholders
Entities affiliated with The Vanguard Group(1)	13,242,424	8.8%	—	—	6.0%	8.4%
Entities affiliated with BlackRock(2)	12,325,210	8.2%	—	—	5.6%	7.8%
Entities affiliated with T. Rowe Price(3)	10,889,976	7.2%	—	—	4.9%	6.9%
Non-Employee Directors
Shellye Archambeau(4)	7,802	*	—	—	*	*
Robert L. Dixon, Jr.(5)	2,074	*	—	—	*	*
Jeff Epstein(6)	478	*	—	—	*	*
Patrick Grady(7)	107,808	*	—	—	*	*
Benjamin Horowitz(8)	557,633	*	—	—	*	*
Rebecca Saeger(9)	7,132	*	—	—	*	*
Michael Stankey(10)	18,334	*	190,000	2.7%	*	*
Michelle Wilson(11)	18,334	*	100,000	1.4%	*	*
Named Executive Officers (Current)
Todd McKinnon(12)	95,934	*	7,634,799	82.1%	31.4%	4.8%
Brett Tighe(13)	32,084	*	69,046	1.0%	*	*
J. Frederic Kerrest(14)	251,481	*	2,799,043	33.9%	12.1%	1.9%

64	2022 Proxy Statement	Okta, Inc.

Security Ownership of Certain Beneficial Owners and Management

Jonathan T. Runyan(15)	194,792	*	135,000	1.9%	*	*
Susan St. Ledger(16)	35,411	*	—	—	*	*
Named Executive Officers (Former)
Michael Kourey(17)	21,030	*	—	—	*	*
William E. Losch(18)	237,819	*	36	*	*	*
All directors and current executive officers as a group (14 persons)(19)	1,350,230	*	10,927,888	99.7%	42.4%	7.6%
*Represents less than one percent (1%).
†Percentage of total voting power represents voting power with respect to all shares of our Class A common stock and Class B common stock, as a single class. The holders of our Class A common stock are entitled to one vote per share, and holders of our Class B common stock are entitled to ten votes per share.
(1)Based on information reported by The Vanguard Group on Schedule 13G/A filed with the SEC on February 10, 2022. Of the shares of Class A common stock beneficially owned, The Vanguard Group reported that it has sole dispositive power with respect to 12,956,149 shares, shared dispositive power with respect to 286,275 shares, sole voting power with respect to none of the shares and shared voting power with respect to 124,708 shares. The Vanguard Group listed its address as 100 Vanguard Blvd., Malvern, PA 19355.
(2)Based on information reported by BlackRock, Inc. on Schedule 13G/A filed with the SEC on February 3, 2022. BlackRock, as a parent holding company or control person, may be deemed to beneficially own the indicated shares and has sole dispositive power over all of the shares and sole voting power over 11,133,898 shares. BlackRock reported its beneficial ownership on behalf of itself and the following: BlackRock Life Limited, BlackRock International Limited, BlackRock Advisors, LLC, BlackRock (Netherlands) B.V., BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Japan Co., Ltd., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock Asset Management Deutschland AG, BlackRock (Luxembourg) S.A., BlackRock Investment Management (Australia) Limited, BlackRock Advisors (UK) Limited, BlackRock Fund Advisors, BlackRock Asset Management North Asia Limited, BlackRock (Singapore) Limited, BlackRock Fund Managers Ltd. BlackRock, Inc. listed its address as 55 East 52nd Street, New York, NY 10055.
(3)Based on information reported by T. Rowe Price Associates, Inc. on Schedule 13G filed with the SEC on February 14, 2022. Of the shares of Class A common stock beneficially owned, T. Rowe Price Associates, Inc. reported that it has sole dispositive power with respect to all of the shares and sole voting power with respect to 3,219,056 shares. T. Rowe Price Associates, Inc. listed its address as 100 E. Pratt Street, Baltimore, MD 21202.
(4)Consists of 7,802 shares of Class A common stock held of record by Ms. Archambeau.
(5)Consists of 2,074 shares of Class A common stock held of record by Mr. Dixon.
(6)Consists of 478 shares of Class A common stock underlying RSUs held by Mr. Epstein that are releasable within 60 days of April 1, 2022.
(7)Consists of 107,808 shares of Class A common stock held of record by Mr. Grady.
(8)Consists of (i) 1,064 shares of Class A common stock held of record by Mr. Horowitz and (ii) 556,569 shares of Class A common stock held of record by the 1997 Horowitz Family Trust, of which Mr. Horowitz and his spouse are trustees.
(9)Consists of 7,132 shares of Class A common stock held of record by Ms. Saeger.
(10)Consists of (i) 18,334 shares of Class A common stock held of record by Mr. Stankey and (ii) 190,000 shares of Class B common stock subject to outstanding options that are exercisable within 60 days of April 1, 2022.
(11)Consists of (i) 18,334 shares of Class A common stock held of record by Michelle Wilson & Doug Davis TR UA 11/29/2016 Wilson Davis Revocable Trust and (ii) 100,000 shares of Class B common stock held of record by Ms. Wilson.
(12)Consists of (i) 9,990 shares of Class A common stock held of record by Mr. McKinnon in an individual capacity, (ii) 85,944 shares of Class A common stock subject to outstanding options that are exercisable within 60 days of April 1, 2022, (iii) 2,323,771 shares of Class B common stock subject to outstanding options that are exercisable within 60 days of April 1, 2022, (iv) 5,182,781 shares of Class B common stock held of record by Mr. McKinnon, as trustee of the McKinnon Stachon Family Trust and (v) 128,247 shares of Class B common stock held of record by Mr. McKinnon’s brother-in-law, as trustee of the McKinnon Irrevocable Trust. Mr. McKinnon has sole voting power and sole dispositive power with respect to the shares described in (i) through (iii). Mr. McKinnon has shared voting power and shared dispositive power with respect to the shares described in (iv) and (v); provided, however, that Mr. McKinnon’s wife, in her role as the sole member of the investment committee of the McKinnon Irrevocable Trust, has voting and dispositive power with respect to the shares held of record by Mr. McKinnon’s brother-in-law, as trustee of the McKinnon Irrevocable Trust, and Mr. McKinnon has no voting and dispositive power with respect to such shares.
(13)Consists of (i) 30,834 shares of Class A common stock held of record by Mr. Tighe, (ii) 1,250 shares of Class A common stock held of record by the Tighe Loomis Family Trust and (iii) 69,046 shares of Class B common stock subject to outstanding options that are exercisable within 60 days of April 1, 2022.
(14)Consists of (i) 14,346 shares of Class A common stock held of record by Mr. Kerrest in an individual capacity, (ii) 237,135 shares of Class A common stock subject to outstanding options that are exercisable within 60 days of April 1, 2022, (iii) 1,271,289 shares of Class B common stock subject to outstanding options that are exercisable within 60 days of April 1, 2022, (iv) 1,183,510 shares of Class B common stock held of record by Mr. Kerrest and his wife, as trustees of the Kerrest Family Revocable Trust, (v) 257,768 shares of Class B common stock held of record by the Commonwealth Trust Company, as trustee of the Kerrest Irrevocable Trust and (vi) 86,476 shares of Class B common stock held of record by KLT 218 Holdings LLC. Mr. Kerrest has sole voting power and sole dispositive power with respect to the shares described in (i) through (iii). Mr. Kerrest has shared voting power and shared dispositive power with respect to the shares held of record by Mr. Kerrest and his wife, as trustees of the Kerrest Family Revocable Trust. Mr. Kerrest’s father, as the sole member of the investment committee of the Kerrest Irrevocable Trust, has voting and dispositive power with respect to the shares held of record by the Commonwealth Trust Company, as trustee of the Kerrest Irrevocable Trust, and Mr. Kerrest has no voting and dispositive power with respect to such shares. Mr. Kerrest’s father, as the manager of KLT 218 Holdings LLC, has voting and dispositive power with respect to the shares held of record by KLT 218 Holdings LLC, and Mr. Kerrest has no voting and dispositive power with respect to such shares.
(15)Consists of (i) 62,980 shares of Class A common stock held of record by the Runyan 2017 Trust dtd 07/11/2017, Jonathan Runyan & Kimberly Runyan TTEE, (ii) 131,812 shares of Class A common stock subject to outstanding options that are exercisable within 60 days of April 1, 2022 and (iii) 135,000 shares of Class B common stock subject to outstanding options that are exercisable within 60 days of April 1, 2022. Mr. Runyan and his spouse share voting and dispositive power over the Runyan 2017 Trust dtd 07/11/2017.
(16)Consists of 35,411 shares of Class A common stock held of record by Ms. St. Ledger.
(17)Consists of 21,030 shares of Class A common stock held of record by the Kourey Living Trust, for which Mr. Kourey has sole voting and dispositive power.

Okta, Inc.	2022 Proxy Statement	65

Security Ownership of Certain Beneficial Owners and Management
(18)Consists of (i) 36,865 shares of Class A common stock held of record by Mr. Losch, (ii) 182,781 shares of Class A common stock held of record by William Losch and Susanne Losch, Trustees of the Losch 2006 Trust, (iii) 18,173 shares of Class A common stock subject to outstanding options that are exercisable within 60 days of April 1, 2022 and (iv) 36 shares of Class B common stock subject to outstanding options that are exercisable within 60 days of April 1, 2022. Mr. Losch and his spouse share voting and dispositive power over the Losch 2006 Trust.
(19)Consists of (i) 887,540 shares of Class A common stock beneficially owned by our directors and current executive officers as a group, (ii) 462,212 shares of Class A common stock subject to outstanding options that are exercisable within 60 days of April 1, 2022, (iii) 478 shares of Class A common stock underlying RSUs that are releasable within 60 days of April 1, 2022, (iv) 6,938,782 shares of Class B common stock beneficially owned by our directors and current executive officers as a group and (v) 3,989,106 shares of Class B common stock subject to outstanding options that are exercisable within 60 days of April 1, 2022.

66	2022 Proxy Statement	Okta, Inc.

Certain Relationships and Related Party Transactions	Certain Relationships and Transactions

In addition to the compensation arrangements, including employment, termination of employment and change-in-control arrangements and indemnification arrangements, the following is a description of each transaction since February 1, 2021 and each currently proposed transaction in which:
•Okta was or will be a participant;
•the amount involved exceeded or exceeds $120,000; and
•any of our directors, executive officers or holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.
We have granted stock options to our executive officers and certain of our directors, and we have granted RSUs to our directors and our executive officers. See the sections titled “Executive Compensation” and “Corporate Governance—Non-Employee Director Compensation” for a description of these options and RSUs.
We have entered into change-in-control arrangements with certain of our executive officers that, among other things, provide for certain severance and change-in-control benefits. See the section titled “Compensation Discussion and Analysis—Post-Employment Compensation Arrangements” for more information regarding these agreements.
In April 2022, we purchased copies of a book, Zero to IPO, authored by Mr. Kerrest for $339,552, and we plan to distribute the books to participants at our events as well as to our employees. Mr. Kerrest has pledged to donate any profits he receives from sales of the book to non-profit organizations.

Limitation of Liability and Indemnification of Officers and Directors

Our certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:
•any breach of their duty of loyalty to our company or our stockholders;
•any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or
•any transaction from which they derived an improper personal benefit.

Okta, Inc.	2022 Proxy Statement	67

Certain Relationships and Related Party Transactions
Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.
In addition, our bylaws provide that we will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise. Our bylaws also provide that we may indemnify to the fullest extent permitted by law any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of our employees or agents or is or was serving at our request as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Our bylaws provide that we must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to very limited exceptions.
Further, we have entered into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.
The limitation of liability and indemnification provisions that are included in our certificate of incorporation, bylaws and in indemnification agreements that we enter into with our directors and executive officers may discourage stockholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and executive officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be harmed to the extent that we pay the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions.
We have obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including, without limitation, claims relating to public securities matters, and coverage is provided to us with respect to payments that may be made by us to these directors and executive officers pursuant to our indemnification obligations or otherwise as a matter of law.
Certain of our non-employee directors may, through their relationships with their employers or affiliated entities, be insured and/or indemnified against certain liabilities incurred in their capacity as members of our board.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Procedures for Approval of Related Party Transactions

Our audit committee charter provides that our audit committee has the primary responsibility for reviewing and approving or disapproving “related party transactions,” which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. For purposes of this policy, a related person is defined as a director, executive officer, nominee for director, or greater than 5% beneficial owner of our common stock, in each case since the beginning of the most recently completed fiscal year, and their immediate family members.

68	2022 Proxy Statement	Okta, Inc.

Additional Information
Our board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment on such matters, under applicable laws.

Okta, Inc.	2022 Proxy Statement	69

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/OKTA2022**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D86295-P72699

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

OKTA, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. To elect three Class II directors to serve until the 2025 Annual Meeting of Stockholders or until their successors are duly elected and qualified:	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Jeff Epstein
02) J. Frederic Kerrest
03) Rebecca Saeger

The Board of Directors recommends you vote FOR proposals 2 and 3:

NOTE: The proxies may vote in their discretion upon any other matters as may properly come before the meeting or any adjournments, continuations or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D86296-P72699

Okta, Inc.
Annual Meeting of Stockholders
June 21, 2022 9:00 AM PT
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Todd McKinnon, J. Frederic Kerrest, Jonathan T. Runyan and Brett Tighe, or any of them, as proxies and attorneys-in-fact, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A common stock and Class B common stock of Okta, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, PT, on June 21, 2022, at www.virtualshareholdermeeting.com/OKTA2022, and any adjournment, continuation or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted (i) FOR the election of each of the nominees for director, (ii) FOR Proposals 2 and 3, and (iii) in the discretion of the proxies, upon any other matters as may properly come before the meeting or any adjournment, continuation or postponement thereof.

Continued and to be signed on reverse side